Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED

SENIOR UNSECURED CREDIT AGREEMENT

dated as of June 28, 2024

among

CHOICE HOTELS INTERNATIONAL, INC.,

as Borrower,

THE DESIGNATED BORROWERS FROM TIME TO TIME PARTY HERETO,

THE LENDERS NAMED HEREIN,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and an Issuing Lender

with

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Book-Running Managers

and

BANK OF AMERICA, N.A.,

TRUIST BANK,

PNC BANK, NATIONAL ASSOCIATION, and

U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents

and

BANK OF CHINA, NEW YORK BRANCH,

GOLDMAN SACHS BANK USA, and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

Choice Hotels – Credit Agreement (2024)

Choice Hotels – Credit Agreement (2024)

(ii)	Choice Hotels – Credit Agreement (2024)

(iii)	Choice Hotels – Credit Agreement (2024)

Exhibits
Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Notice of Account Designation
Exhibit A-3	Form of Notice of Prepayment
Exhibit A-4	Form of Notice of Conversion/Continuation
Exhibit A-5	Form of Competitive Bid Request
Exhibit A-6	Form of Invitation to Bid
Exhibit A-7	Form of Competitive Bid
Exhibit A-8	Form of Competitive Bid Accept/Reject Letter
Exhibit A-9	Form of Designation Letter
Exhibit A-10	Form of Termination Letter
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Note
Exhibit E	Form of Designated Bank Note
Exhibit F	Form of Designation Agreement

Schedules
Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 6.02	Existing Liens

(iv)	Choice Hotels – Credit Agreement (2024)

SECOND AMENDED AND RESTATED

SENIOR UNSECURED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT, dated as of June 28, 2024, is made by and among CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (the “Company”), the Lenders referred to herein, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent appointed in accordance with Section 8.09, the “Administrative Agent”), swingline lender (in such capacity, together with any successor swingline lender appointed in accordance with Section 9.04(l), the “Swingline Lender”) and an Issuing Lender (as defined herein). Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 1.01.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Senior Unsecured Credit Agreement, dated as of August 20, 2018, by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as successor-in-interest to Deutsche Bank AG New York Branch, as administrative agent (as amended, the “Existing Agreement”), the lenders party thereto agreed to extend certain commitments to make certain extensions of credit available to the Borrower; and

WHEREAS, the Company, the Administrative Agent and the lenders party to the Existing Agreement desire to amend and restate the Existing Agreement to make certain amendments thereto;

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereby agree to amend and restate the Existing Agreement to read in its entirety as herein set forth.

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Loan” shall mean any Loan denominated in Dollars bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.29(a).

“Additional Commitment Notice” shall have the meaning assigned to such term in Section 2.25(a).

“Additional Commitments” shall have the meaning assigned to such term in Section 2.25(a).

“Additional Incremental Term Loan Lender” shall have the meaning assigned to such term in Section 2.32(b).

Choice Hotels – Credit Agreement (2024)

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any Permitted Alternative Currency (other than Sterling and Canadian Dollars) for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Permitted Alternative Currency for such Interest Period
1.00-Eurocurrency Reserve Percentage

“Administrative Agent” shall have the meaning specified in the recital of parties to this Agreement.

“Administrative Questionnaire’’ shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Borrower” shall have the meaning set forth in Section 2.06(b)(v).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person (whether now existing or hereafter organized) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Second Amended and Restated Senior Unsecured Credit Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1⁄2%, or (c) Spread Adjusted Term SOFR for a one-month tenor in effect on such day (taking into account any floor set forth in the definition of “Spread Adjusted Term SOFR”) plus 1.00%. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable, shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Alternative Currency” shall mean each lawful and freely available Currency (other than Dollars, Euros, Sterling, Australian Dollars and Canadian Dollars) that is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by all of the Lenders.

“Alternative Currency Amount” shall mean, subject to Section 1.07, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Permitted Alternative Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Exchange Rate (as determined as of the most recent Revaluation Date) for the purchase of such Permitted Alternative Currency with Dollars.

“Alternative Currency Commitment” shall mean the lesser of (a) $50,000,000 and (b) the Commitment, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

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“Anniversary Date” shall have the meaning set forth in Section 2.17(a).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, including the PATRIOT Act.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts of governmental authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” shall mean, with respect to any Eurocurrency Loan, RFR Loan, ABR Loan, Floating Rate Loan or the Facility Fee, as the case may be, the applicable percentage per annum based on the Debt Rating of the Company, as set forth in the table below (the “Pricing Grid”) under the caption “Applicable Percentage for Eurocurrency Loans, RFR Loans and Floating Rate Loans,” “Applicable Percentage for ABR Loans” or “Facility Fee”, as the case may be:

Level	Debt Rating	Applicable Percentage for Eurocurrency Loans, RFR Loans and Floating Rate Loans	Applicable Percentage for ABR Loans	Facility Fee
I	≥ A-/A3	0.900%	0.000%	0.075%
II	BBB+/Baa1	0.975%	0.000%	0.100%
III	BBB/Baa2	1.050%	0.050%	0.125%
IV	BBB-/Baa3	1.300%	0.300%	0.175%
V	< BBB-/Baa3 or no Debt Rating	1.500%	0.500%	0.250%

Notwithstanding the foregoing, during any period that the Consolidated Leverage Ratio (x) is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00, if the Applicable Percentage would be determined by reference to Level IV or V of the Pricing Grid, then the Applicable Percentage shall be determined by reference to Level III of the Pricing Grid, or (y) is less than 2.00 to 1.00, if the Applicable Percentage would be determined by reference to Level III, IV or V of the Pricing Grid, then the Applicable Percentage shall be determined by reference to Level II of the Pricing Grid; provided, however, that (a) the Applicable Percentage for the period from the Closing Date until the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.04(b) for the quarter ending June 30, 2024 shall be at Pricing Level IV, (b) no change in the Applicable Percentage pursuant to this paragraph resulting from the Consolidated Leverage Ratio shall be effective until the first Business Day after the date on which the Administrative Agent receives (i) the financial statements required to be delivered

3	Choice Hotels – Credit Agreement (2024)

pursuant to Section 5.04(a) or (b), as the case may be, and (ii) a certificate of the Financial Officer of the Borrower demonstrating the Consolidated Leverage Ratio and (c) the Applicable Percentage shall be at Pricing Level V for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.04(a) or (b), as applicable, the information described in clause (b) of this proviso and shall continue to apply until the first Business Day after the date on which such information described in clause (b) is delivered. If as a result of a restatement of the Borrower’s financial statements or other recomputation of the Consolidated Leverage Ratio on which the Applicable Percentage is based, the interest paid or accrued hereunder was paid or accrued at a rate lower than the interest that would have been payable had such Consolidated Leverage Ratio been correctly computed, the Borrower shall pay to the Administrative Agent for the account of the Lenders on demand the difference between the amount that should have been paid or accrued and the amount actually paid or accrued.

“Applicable Time” means, with respect to any Loan and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, provided that such Approved Fund must be administered by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arms-Length Basis” shall mean, with respect to any transaction, such transaction is conducted in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower and its Restricted Subsidiaries than could be obtained on an arms-length basis from unaffiliated third parties.

“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc. and Truist Securities, Inc., in their capacities as joint lead arrangers and joint book-running managers.

“Asset Sale” shall mean, with respect to the Borrower or any Restricted Subsidiary, any sale, transfer or other disposition of any assets or other properties (including individual business assets, patents, trademarks and other intangibles) of the Borrower or such Restricted Subsidiary, including the sale, transfer or disposition of any capital stock of or any merger or consolidation involving any Subsidiary, any issuance or sale by any Subsidiary of shares of its capital stock and any allocation of assets among newly divided limited liability companies pursuant to a “plan of division” under the Delaware Limited Liability Company Act, other than (i) sales of inventory and used equipment in the ordinary course of business of the Person (whether the Borrower or a Subsidiary) owning and selling such inventory or used equipment; (ii) sales, transfers and other dispositions of any tangible assets by the Borrower or any Subsidiary that have become obsolete or have been determined by the management of the Borrower or such Subsidiary to no longer be necessary for the conduct of its business; (iii) sales, transfers and other dispositions of any assets to the Borrower or any Restricted Subsidiary; (iv) Sale and Lease-Back Transactions; (v) sales by the Borrower or Subsidiaries of assets acquired from Persons other than the Borrower or other Subsidiaries, which sales occur not more than 12 months after the respective dates on which such assets were acquired; (vi) pursuant to Qualified Securitization Financing transactions and (vii) the disposition of Hedging Agreements.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit C.

“Assigned Commitments” shall have the meaning set forth in Section 2.17(d).

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“Assignees” shall have the meaning set forth in Section 2.17(d).

“Assignment Date” shall have the meaning set forth in Section 2.17(d).

“Assignors” shall have the meaning set forth in Section 2.17(d).

“Assumed Commitment” shall have the meaning set forth in Section 2.17(d).

“Australian Dollars” shall mean the lawful money of the Commonwealth of Australia.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Permitted Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.33(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bainum Affiliates” shall have the meaning assigned to such term in the definition of “Permitted Holders”.

“BBSY” means, with respect to any Loan denominated in Australian Dollars for any Interest Period, on any date, the rate per cent per annum quoted as the average bid rate displayed on the Thompson Reuters Monitoring System BBSY page at or about 10:30 a.m., Sydney time, on the first day of such Interest Period for a term having a tenor closest to such Interest Period. If such rate is not available for any reason, the “BBSY” will be the rate determined by the Administrative Agent in good faith and notified to the Borrower on or prior to the close of business of the first day of such Interest Period to be the arithmetic mean (rounded upwards to four decimal places and expressed as a percentage rate per annum) of the buying rates (for bills of exchange accepted by leading Australian banks) which have a tenor closest to such Interest Period quoted by three BBSY Reference Banks at or about such time on such date; provided, however, that if any such rate is negative, the “BBSY” will be deemed to be the Floor.

“BBSY Reference Banks” means each of the Commonwealth Bank of Australia, Westpac Banking Corporation, the Australia and New Zealand Banking Group Limited and the National Australia Bank Limited.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate or the Daily Simple RFR applicable to Dollars; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate,

5	Choice Hotels – Credit Agreement (2024)

the Daily Simple RFR applicable to Dollars or the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.33(a)(ii), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Daily Simple RFR applicable for Sterling; provided that if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to such Daily Simple RFR or the then-current Benchmark for Sterling, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.33(a)(ii), (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to EURIBOR or the then-current Benchmark for Euros, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.33(a)(ii), (d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term CORRA Reference Rate or the then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.33(a)(ii) and (e) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Australian Dollars, BBSY; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to BBSY or the then-current Benchmark for Australian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.33(a)(ii).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Permitted Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Permitted Currency.

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Permitted Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of a Term RFR Transition Event for such Permitted Currency, the Term RFR Transition Date applicable thereto.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Permitted Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the central bank for the Permitted Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, with respect to any Benchmark for any Permitted Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Permitted Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.33(a)(ii) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.33(a)(ii).

“Beneficial Ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.

“Beneficial Ownership Certification” means, if the Company or a proposed Designated Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 9.21(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means, at any time, collectively, the Company and each Designated Borrower (if any).

“Borrower Materials” shall have the meaning given such term in Section 5.04.

“Borrower’s Account” shall mean the deposit account of the Borrower identified in the applicable notice substantially in the form of Exhibit A-2 hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or such deposit account as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday) on which banks are open for business in New York, New York and Charlotte, North Carolina; provided, however, that (i) when used in connection with a Floating Rate Loan and RFR Loans denominated in Dollars, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (ii) when used in connection with a Eurocurrency Loan, “Business Day” shall also mean any TARGET Day, and shall exclude any day on which commercial banks are not open for foreign exchange business in

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London or, if such reference relates to the date on which any amount is to be paid or made available in a Permitted Alternative Currency, in the principal financial center in the country of such Permitted Alternative Currency, (iii) when used in connection with a RFR Loan denominated in Sterling, the term “Business Day” shall also exclude any day that is not a RFR Business Day with respect to Sterling and (iv) when used in connection with a RFR Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day that is not a RFR Business Day with respect to Canadian Dollars.

“Canadian Dollars” shall mean the lawful money of Canada.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP applied on a consistent basis and, for the purposes of this Agreement, the amount of such obligations at any time shall be the liability therefor at such time determined in accordance with GAAP applied on a consistent basis.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Borrower issued to employees as part of a “phantom stock” or similar compensation plan).

“Cash Collateralize” shall mean, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances in the applicable Currency or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralized Letter of Credit” shall have the meaning assigned to such term in Section 2.05(l)(iv).

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements.

“Cash Management Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any Restricted Subsidiary under any Cash Management Agreement (which such Cash Management Agreement is permitted hereunder) with any person that (i) is a Lender or a Lender Affiliate or (ii) was a Lender or a Lender Affiliate at the time such Cash Management Agreement is entered into.

“Change in Control” shall be deemed to have occurred if (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired Beneficial Ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, Capital Stock of the Company (or other securities convertible into such Capital Stock) representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company, (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or

9	Choice Hotels – Credit Agreement (2024)

consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company or one of its Subsidiaries, or (iii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Company then in office.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Loan or Swingline Loan.

“Closing Date” shall mean the date hereof.

“Co-Documentation Agents” shall mean the parties identified as Co-Documentation Agents on the cover page to this Agreement.

“Co-Syndication Agents” shall mean the parties identified as Co-Syndication Agents on the cover page to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as may be amended or modified from time to time.

“Commitment” shall mean, as to any Lender, the obligation of such Lender to (a) make Revolving Loans to the account of the Borrower hereunder and (b) purchase participations in Swingline Loans pursuant to Section 2.02(b) and participations in L/C Obligations pursuant to Section 2.05(d), in each case in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in the Register, as such amount may be increased or reduced at any time or from time to time pursuant to the terms hereof. The aggregate Commitments of all Lenders on the Closing Date shall be $1,000,000,000.

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.04.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower pursuant to Section 2.04(c) in the form of Exhibit A-8.

“Competitive Bid Interest Period” shall have the meaning assigned thereto in Section 2.10(b)(ii).

“Competitive Bid Loan” shall mean any Loan bearing interest at the Competitive Bid Rate determined in accordance with Section 2.04.

“Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.04 in the case of for a Competitive Bid Loan that is (a) an RFR Loan, the Benchmark adjusted by the Competitive Margin and (b) a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

10	Choice Hotels – Credit Agreement (2024)

“Competitive Bid Reduction” shall have the meaning given such term in Section 2.01(a).

“Competitive Bid Request” shall mean a request made pursuant to Section 2.04(a) in the form of Exhibit A-5.

“Competitive Margin” shall mean, as to any Competitive Bid Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the applicable Benchmark in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Conforming Changes” means, with respect to use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, “Business Day,” “Eurocurrency Banking Day,” “Interest Period”, “RFR Business Day”, “U.S. Government Securities Business Day” or any similar or analogous definition, the definition of timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consent Date” shall have the meaning set forth in Section 2.17(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period taken as a single accounting period, plus (a) the sum of the following amounts of the Borrower and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent deducted in the determination of such Consolidated Net Income: (i) depreciation expense, (ii) amortization expense and capitalized fees related to any Qualified Securitization Financing of the Borrower or any of its Subsidiaries, (iii) interest expense, (iv) income and franchise tax expense, (v) amortization of management and franchise agreement intangibles constituting key money, (vi) other non-cash charges (other than any increase in the allowance for doubtful accounts), (vii) unusual or non-recurring charges, as determined in good faith by the Borrower, including restructuring charges, start-up or initial costs for any project, new production line, division or new line of business, integration costs or other business optimization expenses or reserves including, without limitation, any one-time costs incurred in connection with acquisitions and investments, (viii) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, and (ix) losses realized in connection with asset dispositions permitted hereunder outside the ordinary course of business minus (b) (i) the portion of such Consolidated EBITDA attributable to any Domestic Subsidiary that is not a Restricted Subsidiary and (ii) gains realized in connection with asset dispositions permitted hereunder outside the ordinary course of business; provided, however, “Consolidated EBITDA” for any period shall exclude overspend and underspend or recovery associated with managed costs to the extent with respect to an overspend, the amount is reasonably anticipated to be recovered in a subsequent period and, with respect to an underspend or recovery, such amount was added back to Consolidated EBITDA in a prior period.

11	Choice Hotels – Credit Agreement (2024)

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the fiscal four quarter period most recently ended for which financial statements of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b), as the case may be, to (ii) Consolidated Fixed Charges for such fiscal four quarter period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Interest Expense plus (b) aggregate distributions on Preferred Interests payable by the Borrower for such period and distributions made by the Borrower in such period for the purpose of paying dividends on Preferred Interests issued by the Borrower, provided that all such obligations of a Domestic Subsidiary that is not a Restricted Subsidiary shall be excluded from the determination of Consolidated Fixed Charges.

“Consolidated Indebtedness” shall mean, as of any date of determination without duplication, all obligations accounted for as Indebtedness on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, in accordance with GAAP consistently applied, whether such obligations are classified as long-term or short-term, and including in any event, without duplication, all (x) Guarantees of Indebtedness of others and (y) all obligations as an account party in respect of letters of credit and bankers’ acceptances, including any Reimbursement Obligation, but excluding (A) Indebtedness of the type described in clause (i) of the definition of Indebtedness, (B) Indebtedness incurred for the purpose of consummating a Material Acquisition if (and for so long as) (1) such Material Acquisition has not been consummated and (2) (x) the proceeds of such Indebtedness are held by the Borrower in the form of unrestricted cash or cash equivalents or (y) such Indebtedness is subject to mandatory redemption in the event such Material Acquisition is not consummated) and (C) Indebtedness in respect of Qualified Securitization Financings; provided that all such obligations of a Domestic Subsidiary that is not a Restricted Subsidiary shall be excluded from the determination of Consolidated Indebtedness.

“Consolidated Interest Expense” shall mean, for any period, the aggregate cash interest expense of the Borrower and its Subsidiaries for such period, including capitalized interest and the portion of any payments made in respect of Capital Lease Obligations deemed to represent interest, all as determined on a Consolidated basis in accordance with GAAP consistently applied, but excluding (a) deferred financing costs, (b) other non-cash interest expenses, (c) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing and (d) interest expense in respect of Indebtedness incurred for the purpose of consummating a Material Acquisition if (and for so long as) (1) such Material Acquisition has not been consummated and (2) (x) the proceeds of such Indebtedness are held by the Borrower in the form of unrestricted cash or cash equivalents or (y) such Indebtedness is subject to mandatory redemption in the event such Material Acquisition is not consummated.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Indebtedness to (ii) Consolidated EBITDA for the fiscal four quarter period most recently ended for which financial statements of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b), as the case may be. In the event the Borrower shall complete, directly or through a Subsidiary (other than a Domestic Subsidiary that is not a Restricted Subsidiary), an acquisition or divestiture of any Person or business unit during any period, the Consolidated Leverage Ratio as of the end of and for such period shall thereafter be determined on a pro forma basis as if such acquisition or divestiture had been completed on the first day of such period.

“Consolidated Net Assets” shall mean the Consolidated total assets of the Borrower and its Subsidiaries, after deducting therefrom all current liabilities of the Borrower and its Subsidiaries (other than the current portion of long-term Indebtedness of the Borrower and its Subsidiaries and Capital Lease Obligations of the Borrower and its Subsidiaries), all as set forth on the latest Consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, as determined on a Consolidated basis in accordance with GAAP consistently applied; provided, however, that with respect to interest income only cash interest income shall be included in the determination of Consolidated Net Income.

12	Choice Hotels – Credit Agreement (2024)

“Consolidated Total Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Subsidiaries at such time, as determined on a Consolidated basis in accordance with GAAP consistently applied, and including in any event and without limitation, the value of all investments by the Borrower or any Subsidiary in any joint venture or other Person that is not Consolidated with the Borrower in accordance with GAAP, minus the portion of such Consolidated Total Assets attributable to any Domestic Subsidiary that is not a Restricted Subsidiary.

“Continuing Directors” shall mean, during any period of up to 24 consecutive months after the date hereof, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election or designation by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of (i) at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election, designation or nomination for election was previously so approved or (ii) Permitted Holders representing not less than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have correlative meanings; provided, however, that the existence of a management contract by the Borrower or one of its Affiliates to manage another entity shall not be deemed to be Control.

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).

“Covered Entity” has the meaning specified in Section 9.21(b).

“Covered Party” has the meaning specified in Section 9.21(a).

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Sterling, the greater of (i) SONIA for the day (such day “i”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, utilizing SONIA that is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) the Floor; and (b) Dollars, the greater of (i) Spread Adjusted Daily Simple SOFR for the day (such day “i”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, utilizing the SOFR component of such Spread Adjusted Daily Simple SOFR that is published by the SOFR Administrator on the SOFR Administrator’s Website, and (ii) the Floor. If by 5:00 pm (local time for the applicable RFR) on the second (2nd) RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the applicable RFR Administrator’s Website

13	Choice Hotels – Credit Agreement (2024)

and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the applicable RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR, including Spread Adjusted Daily Simple SOFR.

“Debt Rating” shall mean, as of any date, with respect to any of Fitch, Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Borrower issued by such rating agency prior to such date; provided, however, that:

(a) During any period for which the Borrower has received three (3) Debt Ratings which are not equivalent, the Applicable Percentage will be determined by (i) the highest Debt Rating if the highest Debt Rating and the second highest Debt Rating differ by only one Level or (ii) the Debt Rating one Level below the Level corresponding to the highest Debt Rating if the highest Debt Rating and the second highest Debt Rating differ by two or more Levels.

(b) During any period for which the Borrower has received only two (2) Debt Ratings and such Debt Ratings are not equivalent, the Applicable Percentage will be determined by (i) the highest Debt Rating if they differ by only one Level or (ii) the Debt Rating one Level below the Level corresponding to the higher Debt Rating if they differ by two or more Levels.

(c) During any period for which the Borrower has received no Debt Rating from Fitch, if the Borrower also ceases to have a Debt Rating from one of S&P or Moody’s, then the Applicable Percentage shall be determined based on the remaining such Debt Rating.

(d) Notwithstanding any Debt Rating from Fitch, during any period in which neither S&P nor Moody’s has provided a Debt Rating corresponding to Level IV or better to the Borrower, the Applicable Percentage shall be determined based on Level V.

At any time, if any of Fitch, Moody’s or S&P shall no longer perform the functions of a securities rating agency and such rating agency had provided a Debt Rating immediately prior to such cessation, then (x) the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and (y) pending such amendment, (1) subject to clauses (c) and (d) of the foregoing proviso, the Debt Rating of the other of rating agency described herein, if one has been provided, shall continue to apply and (2) if such Debt Rating is one of the ratings identified in clause (a) or (b) of the definition of Investment Grade Rating, as applicable, then the Borrower will be deemed to have achieved an Investment Grade Rating during such time.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning specified in Section 9.21(b).

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of any Loan or any participation in any Swingline Loan or L/C Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination

14	Choice Hotels – Credit Agreement (2024)

that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in L/C Obligations or Swingline Loans) within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (d) has become or is, or whose direct or indirect parent company has become or is, insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.28(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Lender and each Lender.

“Departing Lender” shall have the meaning assigned to such term in Section 2.27.

“Designated Bank” shall mean a special purpose entity that (i) shall have become a party to this Agreement pursuant to Section 9.04(i), and (ii) is not otherwise a Lender.

“Designated Bank Notes” shall mean promissory notes of the Borrower, substantially in the form of Exhibit E hereto, evidencing the obligation of the Borrower to repay Competitive Bid Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” shall mean any one of such promissory notes issued under Section 9.04(i).

“Designated Borrower” means any Wholly Owned Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent and as to which a Termination Letter has not been delivered to the Administrative Agent in accordance with Section 2.31(d).

“Designated Lender” shall have the meaning set forth in Section 2.31(b).

“Designating Lender” shall have the meaning set forth in Section 9.04(i).

“Designation Agreement” shall mean a designation agreement in substantially the form of Exhibit F attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

“Designation Letter” has the meaning specified in Section 2.31(a).

“Dollars” or “$” shall mean lawful money of the United States of America.

15	Choice Hotels – Credit Agreement (2024)

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States of America (other than a Subsidiary described in clause (ii) of the definition of Foreign Subsidiary).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” shall mean (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund, and (d) any other person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) approved by (i) the Administrative Agent, the Swingline Lender and each Issuing Lender and (ii) unless an Event of Default under clause (b), (c), (g) or (h) of Article VII or a Default in the performance and observance of Section 6.11 or, if applicable, Section 6.12 has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.

“Equivalent Dollar Amount” shall mean, subject to Section 1.07, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a Permitted Alternative Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Exchange Rate for such Permitted Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Permitted Alternative Currency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” shall mean any person (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

16	Choice Hotels – Credit Agreement (2024)

“Erroneous Payment” has the meaning assigned thereto in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 8.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 8.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 8.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” means, with respect to any Revolving Loan in Euros for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBO Rate for such Interest Period displayed on the appropriate page of the Reuters screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros in the European interbank market) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros for a term comparable to such Interest Period; provided that in the event that such rate is not available at such time for any reason, then “EURIBOR” with respect to such Loan for such Interest Period shall be the rate at which deposits in Euros approximately equal to the amount of such Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period; provided, further, that (a) if any such rate is negative EURIBOR will be deemed to the Floor and (b) EURIBOR for any Interest Period shall be adjusted to reflect the Statutory Reserve Rate by multiplying the rate described above by the Statutory Reserve Rate.

“Eurocurrency Banking Day” means, (a) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day, (b) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia and (c) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any other Permitted Alternative Currency approved pursuant to Section 1.05, any day (other than a Saturday or Sunday) on which dealings in the applicable Permitted Alternative Currency are carried on in the principal financial center of such Permitted Alternative Currency.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, for any Eurocurrency Loan for any Interest Period:

(a) denominated in Euros, the greater of (i) the rate of interest per annum equal to the EURIBOR for a period comparable to the applicable Interest Period at the Reference Time and (ii) the Floor;

(b) denominated in Australian Dollars, the greater of (i) the rate per annum equal to the BBSY for a period comparable to the applicable Interest Period at the Reference Time and (ii) the Floor; and

(c) denominated in any other Permitted Alternative Currency approved pursuant to Section 1.05, the greater of (i) the rate per annum equal to the applicable Screen Rate for a period comparable to the applicable Interest Period at the Reference Time and (ii) the Floor.

17	Choice Hotels – Credit Agreement (2024)

“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Euros” shall mean the single currency to which the Participating Member States of the European Union have converted.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Representations” means the representations and warranties set forth in Sections 3.06 and 3.09(a).

“Excluded Taxes” shall have the meaning given such term in Section 2.21(a).

“Existing Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” shall mean those letters of credit existing on the Closing Date and identified on Schedule 1.01.

“Existing Stockholder” shall mean any stockholder of the Borrower which, together with such stockholder’s affiliates, owns more than 5% of the common stock of the Borrower as of the Closing Date so long as the Bainum Affiliates continue to own more common stock of the Borrower than such Existing Stockholder.

“Extended Letter of Credit” has the meaning assigned thereto in Section 2.05(a)(ii).

“Extending Commitments” shall have the meaning set forth in Section 2.17(b)(ii).

“Extending Lender” shall have the meaning set forth in Section 2.17(a)(i).

“Extension Date” shall mean, following the satisfaction of the conditions specified in clause (i) or clause (ii) of Section 2.17(b), the Consent Date.

“Facility” shall mean, at any time, the aggregate amount of the Commitments at such time.

“Facility Assigned Rights and Obligations” shall have the meaning set forth in Section 2.30(a).

“Facility Exposure” shall mean, as to any Lender at any date of determination, the Equivalent Dollar Amount of the aggregate principal amount at such time of its outstanding Revolving Loans plus, without duplication, such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Facility Fee” shall have the meaning assigned thereto in Section 2.08(a).

“Facility Purchasing Lender” shall have the meaning set forth in Section 2.30(a).

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“Facility Selling Lender” shall have the meaning set forth in Section 2.30(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code (as of the date hereof or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the United States Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” means the Financial Conduct Authority, the regulatory supervisor of the IBA.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. For the avoidance of doubt, in no circumstance shall the Federal Funds Rate be less than the Floor.

“Fee Letter” shall mean any fee letter agreement executed and delivered by the Borrower in connection with this Agreement (but not, for the avoidance of doubt, the Existing Agreement) and to which any Arranger and/or the Administrative Agent is a party, as the same may be amended from time to time.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fitch” shall mean Fitch Ratings, Inc. and its successors.

“Fixed Rate Loan” shall mean any Competitive Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Fixed Rate Loan in its Competitive Bid.

“Floating Rate Loan” shall mean any Daily Simple RFR Loan denominated in Dollars and any Swingline Loan.

“Floor” means a rate of interest equal to zero percent per annum (0.00%).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean (i) any Subsidiary that is not a Domestic Subsidiary, including any Subsidiary which is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any Subsidiary organized under any political subdivision of the United States of America substantially all of the assets of which constitute the Capital Stock of one or more controlled foreign corporations.

“Franchise Agreement” shall mean a contract (whether called a franchise agreement, license agreement or otherwise) pursuant to which the Borrower grants a third party the right to operate a hotel under one or more hotel brands, as each such contract may be amended from time to time.

19	Choice Hotels – Credit Agreement (2024)

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof (or for which other credit support acceptable to the applicable Issuing Lender shall have been provided) and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or Cash Collateralized in accordance with the terms hereof (or for which other credit support acceptable to the Swingline Lender shall have been provided).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and any other applicable authoritative bodies; provided that in the event of a conflict in the principles recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and another applicable authoritative body, the principles in effect at such time and recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board shall control.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including (a) any obligation of such Person, direct or indirect, to assume, purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) any obligation of such Person to provide other credit support or to purchase property, securities or services in each case for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, and (c) any obligation of such Person to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business or (ii) performance guarantees, construction guarantees or customary Non-Recourse guarantees of Non-Recourse Indebtedness, unless and until a claim for payment has been made under any performance guarantee, construction guarantee or customary Non-Recourse Guarantee, at which time any such performance guarantee, construction guarantee or customary Non-Recourse Guarantee shall be deemed to be a Guarantee in an amount equal to such claim.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.01.

“Hedging Agreement” shall mean any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any Restricted Subsidiary under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any person that (i) is a Lender or a Lender Affiliate or (ii) was a Lender or a Lender Affiliate at the time such Hedging Agreement is executed.

20	Choice Hotels – Credit Agreement (2024)

“Hotel Properties” shall mean any hotel properties owned on the Closing Date or acquired or constructed after the Closing Date, including fixtures and personalty associated therewith.

“IBA” means the ICE Benchmark Administration, the administrator of the London interbank offered rate.

“Increasing Lender” shall have the meaning set forth in Section 2.17(a)(ii).

“Incremental Term Loan Facility” shall have the meaning assigned to such term in Section 2.32(a).

“Incremental Term Loan Date” shall have the meaning assigned to such term in Section 2.32(a).

“Incremental Term Loan Amendment” shall have the meaning assigned to such term in Section 2.32(c).

“Incremental Term Loan Lenders” shall mean, collectively, the Additional Incremental Term Loan Lenders and each other Lender participating in the Incremental Term Loan Facility.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (valued at the lesser of (1) the amount of such indebtedness or (2) if such indebtedness is Non-Recourse to such Person, the fair market value of such property), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of Hedging Agreements, (j) all obligations of such Person as an account party in respect of letters of credit (other than (x) documentary letters of credit (including commercial and trade letters of credit) issued to secure payment obligations in respect of goods and services in the ordinary course of business and (y) letters of credit and surety bonds with respect to underlying obligations of such Person that are already accounted for as liabilities elsewhere in this definition), including any Reimbursement Obligation, and bankers’ acceptances, (k) to the extent not otherwise included, all obligations of such Person under so-called forward equity purchase contracts where such Person is obligated to purchase or redeem any shares of equity securities issued by such Person, and (l) all obligations of such person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes). Notwithstanding the foregoing, Indebtedness shall (x) not include (1) “deferred revenues”, “current accounts payable” or “accrued and other expenses” (as such items are set forth in the financial statements of the Borrower and its Subsidiaries to be delivered to the Administrative Agent and each Lender pursuant to Section 5.04) incurred in the ordinary course of business and (2) obligations under or in respect of Qualified Securitization Financing, and (y) include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that such Indebtedness is expressly stated to be non-recourse to such partner.

“Indenture” shall mean that certain Indenture, dated as of August 25, 2010, between the Borrower and WFB, as trustee, as supplemented by a Supplemental Indenture dated as of August 25, 2010, a Second Supplemental Indenture dated as of June 27, 2012, a Third Supplemental Indenture dated as of August 4, 2017, a Fourth Supplemental Indenture dated as of February 2, 2018 and a Third Supplemental Indenture dated as of November 27, 2019 and a Fourth Supplemental Indenture dated as of July 23, 2020, as the same may be further amended.

21	Choice Hotels – Credit Agreement (2024)

“Initial Issuing Lenders” shall mean each of WFB and JPMorgan Chase Bank, N.A., in their respective capacity as issuer of Letters of Credit under Section 2.05, and their respective successor or successors in such capacity.

“Initial Maturity Date” shall mean June 28, 2029.

“Insignificant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower that has (i) assets of not greater than 10% of the Consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the Consolidated revenues of the Borrower and its Subsidiaries for the most recently ended four-quarter period of the Borrower and its Subsidiaries.

“Intellectual Property” shall have the meaning set forth in Section 3.20 hereof.

“Interest Determination Date” shall mean, (i) with respect to each Interest Period that occurs while the Loan is a Term SOFR Loan, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent, (ii) with respect to each Interest Period that occurs while the Loan is a Term CORRA Loan, the date that is two (2) RFR Business Days prior to the first day of the applicable Interest Period or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent, and (iii) with respect to any Interest Period that occurs while the Loan is an ABR Loan, the date that is two (2) Business Days prior to the first day of the applicable Interest Period or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent.

“Interest Payment Date” shall mean, (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date, (b) as to any Eurocurrency Loan or Term RFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the applicable Maturity Date, (c) as to any Daily Simple RFR Loan, the last Business Day of each calendar month and the applicable Maturity Date, and (d) as to any Swingline Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” shall mean (a) as to any Eurocurrency Loan or Term RFR Loan, the period commencing on the date of such borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or (except with respect to any Term CORRA Loan) 6 months thereafter, as the Borrower may elect, provided that (i) no tenor that has been removed from this definition pursuant to Section 2.33(d) shall be permitted to be elected for such borrowing and (ii) the Borrower may not elect a tenor of 6 months with respect to any Term CORRA Loan, (b) as to any ABR Loan, the period commencing on the date of such ABR Loan and ending on the earliest of (i) the last Business Day of the calendar quarter in which such ABR Loan was made, (ii) the Maturity Date, or (iii) the date of prepayment of such Loan, (c) as to any Daily Simple RFR Loan, the period commencing on the date of such Daily Simple RFR Loan and ending on the earliest of (i) the last Business Day of the calendar month in

22	Choice Hotels – Credit Agreement (2024)

which such Daily Simple RFR Loan was made, (ii) the Maturity Date, or (iii) the date of prepayment of such Loan, and (d) as to any Fixed Rate Loan, the period commencing on the date of such Fixed Rate Loan and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans were extended, which shall not be earlier than seven (7) days after the date of such Fixed Rate Loan or later than ninety (90) days after the date of such Fixed Rate Loan; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of Eurocurrency Loans and Term RFR Loans only, such next Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Contract” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investment Grade Rating” shall mean a Debt Rating of both (a) BBB- or better from S&P and (b) Baa3 or better from Moody’s. Subject to the last sentence of the definition of Debt Rating, no Person shall be considered to have achieved an Investment Grade Rating unless it shall have achieved each rating identified in clauses (a) and (b).

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” shall mean (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lenders and (ii) any other Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit (in each case, through itself or through one of its designated Affiliates or branch offices); and (b) with respect to the Existing Letters of Credit, WFB, in its capacity as issuer thereof.

“L/C Commitment” shall mean, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule 2.01 and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” shall mean the letter of credit facility established pursuant to Section 2.05.

“L/C Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.05(e).

23	Choice Hotels – Credit Agreement (2024)

“L/C Participants” shall mean, with respect to any Letter of Credit, the collective reference to all the Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $10,000,000 and (b) the aggregate amount of the Commitments.

“Lender” shall mean (a) a Person listed on Schedule 2.01 and any other Person that shall become a party hereto pursuant to an Assignment and Acceptance or an accession agreement executed and delivered in accordance with Section 2.25 or 2.29(a), as the case may be, other than such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or (b) a Designated Bank; provided, however, that the term “Lender” shall exclude each Designated Bank when used in reference to a Revolving Loan, the Commitments or terms relating to the Revolving Loans and the Commitments and shall further exclude each Designated Bank for all other purposes hereunder, except that any Designated Bank which funds a Competitive Bid Loan shall, subject to Section 9.04(i), have the rights (including, without limitation, the rights given to a Lender contained in Article IX) and obligations of a Lender associated with holding such Competitive Bid Loan.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Pro Rata Percentage of the Loans.

“Letter of Credit Application” shall mean an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” shall mean with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.

“Letters of Credit” shall mean the collective reference to letters of credit issued pursuant to Section 2.05 and the Existing Letters of Credit. A Letter of Credit may be issued in Dollars or in any Permitted Alternative Currency.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, hypothecation, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (excluding rights of first refusal) with respect to such securities.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement, including each Revolving Loan, each Swingline Loan and each Competitive Bid Loan.

“Loan Documents” shall mean (a) this Agreement, (b) [Reserved] (c) any Loan Modification Agreement, (d) each Note, (e) the Fee Letters, (f) if applicable, any Designation Agreements and Designated Bank Notes, (g) each Designation Letter and each Termination Letter and (h) each other document or instrument now or hereafter executed and delivered by the Borrower in connection with, pursuant to or relating to this Agreement, excluding Hedging Agreements and Cash Management Agreements.

24	Choice Hotels – Credit Agreement (2024)

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the applicable Accepting Lenders, among the Borrower, such Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.29(a).

“Margin Stock” shall mean “margin stock” or “margin securities” as such terms are defined in Regulation T, Regulation U and Regulation X.

“Market Index Rate” shall mean, with respect to any Swingline Loan, as of any date of determination the Daily Simple RFR applicable to Dollars or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Swingline Lender from another recognized source), as such rate may fluctuate on a daily basis; provided, however, that for the avoidance of doubt, in no circumstance shall the Market Index Rate be less than the Floor.

“Material Acquisition” shall mean any acquisition by the Borrower directly or indirectly through any Subsidiary or by any of its Subsidiaries (in each case, other than by a Domestic Subsidiary that is not a Restricted Subsidiary), in a single transaction or in a series of related transactions, of any of (a) all or any substantial portion of the property of, or a line of business or division of, or any other property of, another Person, (b) one or more properties from another Person, or (c) at least a majority of the voting Capital Stock of another Person, in any such case whether or not involving a merger or consolidation with such other Person, in which the gross purchase price of the assets acquired in such acquisition is greater than or equal to $750,000,000.

“Material Adverse Effect” shall mean a materially adverse effect on the business, operations, assets, property or financial condition of the Borrower, its Domestic Subsidiaries that are Restricted Subsidiaries, and its Foreign Subsidiaries, taken as a whole.

“Material Subsidiary” means any Restricted Subsidiary other than an Insignificant Subsidiary.

“Maturity Date” shall mean the earliest to occur of (a) the Initial Maturity Date, as such date may be extended in accordance with Section 2.17, (b) the date of termination of the Commitments by the Borrower pursuant to Section 2.07, (c) the date of termination of the Commitments by the Administrative Agent on behalf of the Lenders pursuant to Article VII or (d) the automatic termination of the Commitments pursuant to clause (g) or (h) of Article VII.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Equivalent Dollar Amount of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Article VII, an amount equal to the Equivalent Dollar Amount of 103% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

25	Choice Hotels – Credit Agreement (2024)

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“New Lender” shall have the meaning set forth in Section 2.17(d).

“New Maturity Date” shall have the meaning set forth in Section 2.17(a).

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 9.08(b), requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” shall have the meaning set forth in Section 2.17(a).

“Non-Recourse” shall mean, with reference to any obligation or liability of any person, any obligation or liability for which such person is not liable or obligated other than, if at all, as to its interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

“Non-Recourse Guarantee” shall mean a Guarantee of limited exceptions to Non-Recourse Indebtedness such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such Guarantee.

“Note” shall mean a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit D hereto, evidencing the indebtedness of the Borrower to such Lender under the Facility.

“Notice of Account Designation” shall have the meaning set forth in the definition of “Borrower’s Account”.

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 2.11.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.06(c).

“Obligations” shall mean (a) the Borrower’s obligations in respect of the due and punctual payment of principal of and interest on the Loans, in each case when and as due whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the L/C Obligations, (c) all fees, expenses, indemnities, reimbursements and other obligations, monetary or otherwise, of the Borrower under this Agreement or any other Loan Document, (d) all obligations, monetary or otherwise, of the Borrower under each Loan Document to which it is a party and (e) unless otherwise agreed upon in writing by the applicable Lender party thereto, all Hedging Obligations and Cash Management Obligations.

26	Choice Hotels – Credit Agreement (2024)

“Overnight Rate” means, for any day, (a) the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment in Full” shall mean, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (ii) Hedging Obligations and Cash Management Obligations that, at the time of determination, are allowed by the Person to whom such Obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing the applicable Hedging Obligations or Cash Management Obligations), and (b) the termination or expiration of all of the Commitments.

“Payment Recipient” has the meaning assigned thereto in Section 8.11(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Alternative Currency” shall mean (a) Euros, Sterling, Australian Dollars and Canadian Dollars and (b) if approved in accordance with Section 1.05, any Alternative Currency.

“Permitted Amendments” shall have the meaning assigned to such term in Section 2.29(c).

“Permitted Currency” shall mean Dollars or any Permitted Alternative Currency, or each such Currency, as the context requires.

“Permitted Holder” shall mean (a) (i) all lineal descendants of Stewart W. Bainum, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts, (iii) all legal representatives of any person or trust described in clauses (i) and (ii), and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii) or (iii) (such persons referred to in this clause (a) collectively, “Bainum Affiliates”); or (b) any other Existing Stockholder.

“Permitted Liquid Investments” shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), (b) investments in commercial paper having credit ratings of at least A-2 from S&P and P-2 from Moody’s, (c) investments in certificates of deposit, bankers acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $200,000,000, (d) investments in the ordinary course of business in customary repurchase agreements with respect to freely marketable, short-term securities of the type customarily subject to repurchase agreements, (e) other readily marketable debt and equity securities traded on national securities exchanges or on other nationally recognized markets, including over-the-counter markets, (f) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment funds or mutual funds, which are administered by reputable financial institutions, and the portfolios of which are limited to investments of the character, quality and maturity described in clauses (a) through (e) above, (g) investments that fail to meet the requirements of clause (f) above solely because such investments do not constitute “current assets” due to their

27	Choice Hotels – Credit Agreement (2024)

being maintained in irrevocable trusts in connection with the Borrower’s sponsorship of non-qualified retirement savings and investment plans for certain employees and senior executives of the Borrower and (h) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having a rating of BBB- or better from S&P or Baa3 or better from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition.

“Permitted Non-Arms-Length Unrestricted Subsidiary Investments” shall mean loans, advances, capital contributions, guarantees and other investments by the Borrower or any Restricted Subsidiary in, to or for the benefit of any Unrestricted Subsidiary that are not on an Arms-Length Basis, so long as such loans, advances, capital contributions, guarantees and other investments, when taken together with all other loans, advances, capital contributions, guarantees and other investments in, to or for the benefit of any Unrestricted Subsidiaries that are not on an Arms-Length Basis made pursuant to this definition that are at the time outstanding, do not exceed the greater of (x) $250,000,000 and (y) ten percent (10.00%) of Consolidated Total Assets at such time, calculated on the basis of amounts actually loaned, advanced, contributed, invested or guaranteed, net of any return on investment or return of capital with respect thereto and without regard to any write-up or write-down of the value thereof.

“Person” shall mean any natural person, corporation, trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

“Platform” shall have the meaning given such term in Section 5.04.

“Preferred Interests” shall mean, with respect to any Person, Capital Stock issued by such Person that are entitled to a preference or priority over any other Capital Stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pricing Grid” shall have the meaning set forth in the definition of “Applicable Percentage”.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks. For the avoidance of doubt, in no circumstance shall the Prime Rate be less than the Floor.

“Principal Property” shall have the meaning set forth in the Indenture.

“Principal Property Subsidiary” shall mean a “Restricted Subsidiary”, as such term is defined in the Indenture.

“Pro Rata Percentage” of any amount shall mean, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have expired or been terminated, such Lender’s Facility Exposure at such time) and the denominator of which is the aggregate amount of the Lenders’ Commitments at such time (or, if the Commitments shall have expired or been terminated, the aggregate Facility Exposure of all Lenders at such time).

28	Choice Hotels – Credit Agreement (2024)

“Proposed Additional Commitment” shall have the meaning set forth in Section 2.17(a)(ii).

“Proprietary Information” shall have the meaning given such term in Section 9.15.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning given such term in Section 5.04.

“QFC” has the meaning specified in Section 9.21(b).

“QFC Credit Support” has the meaning specified in Section 9.21.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (x) the board of directors of the Borrower shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary and (y) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower).

“Recourse” shall mean, with reference to any obligation or liability of any person, any liability or obligation that is not Non-Recourse to such person.

“Reference Time” with respect to any setting of the then-current Benchmark for any Permitted Currency means (a) if such Benchmark is a Daily Simple RFR, then four (4) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, (b) if such Benchmark is a Term RFR, then three (3) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, (c) if such Benchmark is EURIBOR, then 11:00 a.m. (Brussels time) on the day that is two Eurocurrency Banking Days preceding the date of such setting or, if such date is not a Eurocurrency Banking Day, then on the immediately preceding Eurocurrency Banking Day, (d) if such Benchmark is BBSY, then 10:30 a.m. (Melbourne time) on the day that is two (2) Eurocurrency Banking Days preceding the date of such setting or, if such date is not a Eurocurrency Banking Day, then on the immediately preceding Eurocurrency Banking Day and (e) otherwise, then the time determined by the Administrative Agent, including in accordance with the Conforming Changes.

“Register” shall have the meaning given such term in Section 9.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 2.05(e) for amounts drawn under Letters of Credit issued by such Issuing Lender.

29	Choice Hotels – Credit Agreement (2024)

“Reinstated Letter of Credit” shall have the meaning assigned to such term in Section 2.05(l)(v).

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Permitted Alternative Currency, (1) the central bank for the Permitted Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Permitted Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Commitments representing at least a majority of the aggregate Commitments or, if the Commitments have been terminated, Lenders holding Loans representing at least a majority of the aggregate principal amount of the Revolving Credit Outstandings then outstanding, provided that the Commitment of, and the portion of the Loans or other Revolving Credit Outstandings, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the amount of any participation in any Swingline Loan and L/C Obligations that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable Issuing Lender, as the case may be, in making such determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.10.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revaluation Date” means, subject to Section 1.07,

(a) with respect to any Loan denominated in a Permitted Alternative Currency, each of the following: (i) the date of the borrowing of such Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Lender under any Letter of Credit denominated in a Permitted Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine, and

(b) with respect to any Letter of Credit denominated in a Permitted Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date; and (ii) such additional dates as the Administrative Agent shall determine.

“Revolving Credit Outstandings” shall mean the sum of (a) with respect to Revolving Loans and Swingline Loans on any date, the Equivalent Dollar Amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Equivalent Dollar Amount of the aggregate outstanding amount thereof on such date after giving effect to any extensions of credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

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“Revolving Loan” shall mean any revolving loan made to the Borrower pursuant to Section 2.01(a), and all such revolving loans as the context requires.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR, (b) Canadian Dollars, Term CORRA and (c) Sterling, SONIA.

“RFR Administrator” means the Term SOFR Administrator, SOFR Administrator, Term CORRA Administrator or the SONIA Administrator, as applicable.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in Toronto, and (c) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements herein, in each case, such day is also a Business Day.

“RFR Loan” means a Daily Simple RFR Loan or a Term RFR Loan, as the context may require.

“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR”.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any person whereby such person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government (as opposed to a member of the government) is) the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person, organized or resident in a Sanctioned Country, (c) any Person 50% or more owned by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans or Letters of Credit will be used, or (c) from which repayment of the Loans or Letters of Credit will be derived.

31	Choice Hotels – Credit Agreement (2024)

“Screen Rate” shall have the meaning set forth in Section 2.18(a).

“Securitization Assets” means the accounts receivable, financing receivables, other receivables, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are Non-Recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in Securitization Assets to, or for the benefit of, either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells or otherwise transfers or grants a security interest in Securitization Assets to, or for the benefit of, a Person that is not a Restricted Subsidiary.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Financing and other activities reasonably related thereto.

“Share” shall have the meaning set forth in Section 2.17(d).

“Sharing Event” shall mean (a) the occurrence of an Event of Default with respect to the Borrower or a Restricted Subsidiary pursuant to clause (g) or (h) of Article VII, (b) the termination of the Commitments pursuant to Article VII or (c) the acceleration of the Loans pursuant to Article VII.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

32	Choice Hotels – Credit Agreement (2024)

“Spot Exchange Rate” means, subject to Section 1.07, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Spread Adjusted Daily Simple SOFR” means with respect to any RFR Business Day, a rate per annum equal to the sum of (a) the secured overnight financing rate for such RFR Business Day plus (b) 0.10% (ten basis points).

“Spread Adjusted Term CORRA” means, for any Available Tenor and Interest Period, a rate per annum equal to the sum of (a) Term CORRA for such Available Tenor and (b) the Term CORRA Adjustment.

“Spread Adjusted Term SOFR” means, for any Available Tenor and Interest Period, a rate per annum equal to the sum of (a) Term SOFR for such Available Tenor and (b) 0.10% (ten basis points).

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable Currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D. Loans denominated in Euros shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” shall mean, at any date of determination, the lawful Currency of the United Kingdom.

“subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting Capital Stock or other Capital Stock having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Supported QFC” has the meaning specified in Section 9.21.

“Swingline Commitment” shall mean the lesser of (a) $25,000,000 and (b) the aggregate Commitments of all Lenders.

33	Choice Hotels – Credit Agreement (2024)

“Swingline Lender” shall have the meaning specified in the recital of parties to this Agreement.

“Swingline Loan” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.02, and all such swingline loans collectively, as the context requires.

“Swingline Resignation Date” shall have the meaning assigned to such term in Section 9.04(l).

“TARGET” shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” shall mean any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” shall have the meaning assigned to such term in Section 2.21(a).

“Term CORRA” shall mean, with respect to each Interest Period, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period as determined by the Administrative Agent on the Interest Determination Date for such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Interest Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding RFR Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Interest Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term CORRA be less than the Floor.

“Term CORRA Adjustment” shall mean, with respect to any Term CORRA Loan, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Term CORRA Administrator” shall mean CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of the Administrative Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term CORRA Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon Spread Adjusted Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Dollars for any Interest Period, a rate per annum equal to the greater of (i) Spread Adjusted Term SOFR and (ii) the Floor, and (b) Canadian Dollars for any Interest Period, a rate per annum equal to the greater of (i) Spread Adjusted Term CORRA and (ii) the Floor.

34	Choice Hotels – Credit Agreement (2024)

“Term RFR Loan” means a Loan that bears interest at a rate based on Term RFR other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term RFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term RFR Transition Event.

“Term RFR Transition Date” means, in the case of a Term RFR Transition Event, the date that is 30 (thirty) calendar days after the Administrative Agent has provided the related Term RFR Notice to the Lenders and the Borrower pursuant to Section 2.33(a)(iii).

“Term RFR Transition Event” means, with respect to any Permitted Alternative Currency for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such Permitted Alternative Currency is determinable for each Available Tenor, (b) the administration of such Term RFR is administratively feasible for the Administrative Agent, (c) the RFR Administrator publishes, publicly announces or makes publicly available that such Term RFR is administered in accordance with the International Organization of Securities Commission’s Principles for Financial Benchmarks, (d) such Term RFR is used as a benchmark rate in at least five currently outstanding syndicated credit facilities denominated in the applicable Permitted Alternative Currency (and such syndicated credit facilities are identified and are publicly available for review), and (e) such Term RFR is recommended for use by a Relevant Governmental Body.

“Term SOFR” shall mean, with respect to each Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period as determined by the Administrative Agent on the Interest Determination Date for such Interest Period, as such rate is published by the Term SOFR Administrator (as calculated by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR for the related Interest Period will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its sole but good faith discretion).

“Term SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon Spread Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Letter” has the meaning specified in Section 2.31(d).

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“Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Lender Affiliate).

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992, and the Amsterdam Treaty of 1998, each as amended from time to time.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.21.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiaries” shall mean (a) all Foreign Subsidiaries of the Borrower, (b) all Domestic Subsidiaries of the Borrower designated in writing to the Administrative Agent on or prior to the Closing Date as unrestricted (until redesignated as a Restricted Subsidiary in accordance with Section 5.09(c)) and (c) such other Subsidiaries as may be designated or redesignated as unrestricted by the Borrower in accordance with Section 5.09(b) or (c).

“WFB” shall mean Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary” shall mean a Subsidiary all the Capital Stock or other ownership interest of which is owned by the Company or a Wholly Owned Subsidiary of the Company (including any Subsidiary that would be wholly owned but for directors’ qualifying shares or similar matters).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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“‘Write-Down and Conversion Powers’ means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”

SECTION 1.02 Terms Generally. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP consistently applied, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.03 Effectiveness of Euro Provisions. With respect to any state (or the Currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 2.10(f), 2.16(b), 2.16(c) and 2.24 shall become effective in relation to such state (and the Currency of such state) at and from the date on which such state becomes a Participating Member State.

SECTION 1.04 Other Definitions and Provisions.

(a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c) References to Agreement and Laws. Unless otherwise expressly provided herein, (i) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

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SECTION 1.05 Alternative Currencies. The Borrower may from time to time request that (i) Revolving Loans be made in an Alternative Currency and/or (ii) Letters of Credit be issued in an Alternative Currency. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender or Issuing Lender, as applicable, thereof) not later than 12:00 p.m. (noon) 30 days prior to the date of the desired Revolving Loan or Letter of Credit. Each Lender or Issuing Lender, as applicable, shall notify the Administrative Agent, not later than 12:00 p.m. (noon) 15 Business Days after receipt of such request whether it consents, in its sole discretion, to making Revolving Loans or issuing Letters of Credit, as applicable, in such requested Currency. Any failure by a Lender or Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Lender, as applicable, to make Revolving Loans or issue Letters of Credit in such requested Currency. If all of the Lenders consent to making the Revolving Loans in such requested Currency, the Administrative Agent shall so notify the Borrower and such Currency shall be deemed for all purposes to be a Permitted Alternative Currency hereunder. Upon any Lender’s refusal to make Revolving Loans in the requested Currency, the Borrower may replace such Lender in accordance with Section 2.27.

SECTION 1.06 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Spread Adjusted Term SOFR, Term SOFR, the Term CORRA Reference Rate, Spread Adjusted Term CORRA, Term CORRA, any Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.33, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Spread Adjusted Term SOFR, the Term CORRA Reference Rate, Spread Adjusted Term CORRA, Term CORRA, any Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower . The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07 Exchange Rates; Currency Equivalents; Daily Simple RFR Loans.

(a) The Administrative Agent shall determine the Equivalent Dollar Amount of each Loan or Letter of Credit denominated in Permitted Alternative Currencies. Such Equivalent Dollar Amount shall become effective as of such Revaluation Date and shall be the Equivalent Dollar Amount of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of Loans or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in a Permitted Alternative Currency, such amount shall be the relevant Alternative Currency Amount of such Dollar amount (rounded to the nearest unit of such Permitted Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) Notwithstanding the foregoing provisions of this Section 1.7 or any other provision of this Agreement, each Issuing Lender may compute the Equivalent Dollar Amount of the maximum amount of each applicable Letter of Credit issued by such Issuing Lender by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Lender for such purpose.

(d) Notwithstanding the foregoing provisions of this Section 1.7 or any other provision of this Agreement, in connection with Daily Simple RFR Loans in a Permitted Alternative Currency, the Spot Exchange Rate on each date of borrowing shall be the Spot Exchange Rate in effect as of the Revaluation Date applicable to the first borrowing of any such Daily Simple RFR Loans in such Permitted Alternative Currency (or, if applicable, any later Revaluation Date pursuant to clause (a)(iii) of the definition of “Revaluation Date”).

ARTICLE II

THE CREDITS

SECTION 2.01 Revolving Loans; Competitive Bid Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Loans in a Permitted Currency to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.03, provided that based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and Competitive Bid Loans, (i) the aggregate amount of the Commitments shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Loans then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”), (ii) the aggregate principal amount of all outstanding Revolving Credit Outstandings (after

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giving effect to any amount of Loans requested and the use of the proceeds thereof) shall not exceed the Commitment (as reduced by any Competitive Bid Reduction), (iii) the aggregate principal amount of all outstanding Revolving Credit Outstandings denominated in Permitted Alternative Currencies (after giving effect to any amount of Loans requested and the use of the proceeds thereof) shall not exceed the Alternative Currency Commitment and (iv) the aggregate principal amount of all outstanding Facility Exposure (after giving effect to any amount requested and the use of the proceeds thereof) of any Lender shall not at any time exceed such Lender’s Commitment (as reduced by such Lender’s Pro Rata Percentage of any Competitive Bid Reduction). Each Revolving Loan by a Lender shall be in a principal amount equal to such Lender’s Pro Rata Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date.

(b) Competitive Bid Loans. Subject to the terms and conditions of this Agreement, the Borrower may, prior to the Maturity Date and pursuant to the procedures set forth in Section 2.04, request the Lenders to make offers to make Competitive Bid Loans, provided that the aggregate principal amount of all outstanding Competitive Bid Loans (after giving effect to any amount requested and the use of proceeds thereof) shall not exceed the Commitment minus the sum of all outstanding Revolving Credit Outstandings at such time. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.04.

(c) Affiliates. Each Lender may, at its option, make any Loan under this Section 2.01 available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, however, that (i) any exercise of such option shall not affect the rights and obligations of the Borrower in accordance with the terms of this Agreement and (ii) nothing in this Section 2.01(c) shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.02 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date, provided that (i) all Swingline Loans shall be denominated in Dollars, (ii) the aggregate amount of all Swingline Loans shall not exceed the Swingline Commitment and (iii) the aggregate principal amount of all Revolving Credit Outstandings (after giving effect to any amount of Swingline Loans requested and the use of proceeds thereof), shall not exceed the aggregate Commitments of all Lenders (as reduced by the Competitive Bid Reduction).

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender (with a copy to the Administrative Agent). Such refundings shall be made by the Lenders in accordance with each Lender’s Pro Rata Percentage and shall thereafter be reflected as Revolving Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Pro Rata Percentage of Revolving Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made and Swingline Lender shall notify the Administrative Agent within one (1) Business Day of receipt of such refundings. No Lender’s obligation to fund its respective Pro Rata Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Pro Rata Percentage of a Swingline Loan, nor shall any Lender’s Commitment or Pro Rata Percentage be increased as a result of any such failure of any other Lender to fund its Pro Rata Percentage of a Swingline Loan.

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(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded and Swingline Lender shall notify the Administrative Agent within one (1) Business Day of receipt of such payment. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 8.05 and such notice was provided to the Swingline Lender prior to the extension of such Swingline Loan and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in clauses (g) or (h) of Article VII shall have occurred, each Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro Rata Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount (with a copy to the Administrative Agent). Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) and Swingline Lender shall copy the Administrative Agent on all correspondence with any Lender regarding such distributions and notify the Administrative Agent within one (1) Business Day of receipt of such distributions.

(iv) The Borrower shall repay to the Swingline Lender the outstanding principal amount of each Swingline Loan on or before the earliest of (A) demand made to the Borrower pursuant to Section 2.02(b)(ii), (B) the thirtieth (30th) day after the date such Swingline Loan was funded by the Swingline Lender and (C) the Maturity Date.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.02, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender that are reasonably satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.28(c)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

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SECTION 2.03 Procedure for Advances of Revolving Loan and Swingline Loans .

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent prior written notice (which notice shall be irrevocable unless the Borrower specifies in the Notice of Borrowing that such requested borrowing is contingent on the consummation of an anticipated transaction, in which case the Borrower shall, as promptly as practicable, notify the Administrative Agent if such transaction will not occur as scheduled) of its intention to borrow substantially in the form attached hereto as Exhibit A-1 (a “Notice of Borrowing”) not later than (i) 2:00 p.m. on the same Business Day as each ABR Loan, (ii) 2:00 p.m. on the same Business Day as each Swingline Loan, (iii) [intentionally omitted], (iv) 12:00 p.m. at least (3) RFR Business Days before each RFR Loan denominated in Dollars or Canadian Dollars, as applicable, and (v) subject to Section 1.05, 12:00 p.m. at least four (4) Eurocurrency Banking Days before each Eurocurrency Loan or four (4) Business Days before each RFR Loan denominated in Sterling, is to be made, specifying (A) the date of such borrowing, which shall be a Business Day, as applicable, (B) with respect to any Loan other than any Swingline Loan, whether the Loan shall be denominated in Dollars or a Permitted Alternative Currency, (C) if such Loan is denominated in Dollars, whether such Loan shall be a Daily Simple RFR Loan, a Term RFR Loan or an ABR Loan, (D) the amount of such borrowing, which shall be in an amount equal to the amount of the Commitment or the Alternative Currency Commitment, as applicable, then available to the Borrower, or if less, (1) with respect to ABR Loans and Swingline Loans, in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, and (2) with respect to Eurocurrency Loans and RFR Loans, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (E) whether such Loan is to be a Revolving Loan or a Swingline Loan, (F) in the case of a Term RFR Loan or a Eurocurrency Loan, the duration of the Interest Period applicable thereto, and (G) with respect to any Loan other than any Swingline Loan, whether the proceeds of such Loan are to be disbursed to the Borrower’s Account or the account of the Swingline Lender in connection with the repayment of a Swingline Loan. A Notice of Borrowing received after the applicable deadline set forth above shall be deemed received on the next Business Day or Eurocurrency Banking Day, as applicable. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing and shall provide any Notice of Borrowing with respect to a Swingline Loan to the Swingline Lender by 2:00 p.m. on the same Business Day as receipt of such Notice of Borrowing, which notice may be provided via email. For the avoidance of doubt, the Borrower shall promptly reimburse the Lenders for any amounts required to be paid under Section 2.19 as a result of the revocation of any Notice of Borrowing.

(b) Disbursement of Revolving Loans Denominated in Dollars and Swingline Loans. Not later than 4:00 p.m. on the proposed borrowing date for any Revolving Loan denominated in Dollars, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Percentage of the Revolving Loan to be made on such borrowing date and the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each such borrowing in immediately available funds by crediting or wiring such proceeds to the Borrower’s Account or any other account identified by the Borrower in the Notice of Borrowing with respect to such borrowing. Not later than 4:00 p.m. on the proposed borrowing date for any Swingline Loan, the Swingline Lender will make available to the Borrower at the Borrower’s Account in immediately available funds the Swingline Loan to be made on such borrowing date. Subject to Section 2.15 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to Section 2.03(a) to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Revolving Loan. Revolving Loans to be made for the purpose of purchasing interests in Swingline Loans shall be made by the Lenders as provided in Section 2.02(b).

(c) Disbursement of Revolving Loans denominated in a Permitted Alternative Currency. Not later than the Applicable Time on or before the proposed borrowing date for any Revolving Loan denominated in a Permitted Alternative Currency, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in the requested Permitted Alternative Currency in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Percentage of the Revolving Loan to be made on such borrowing date. The Borrower hereby irrevocably

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authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.03 in immediately available funds by crediting or wiring such proceeds to the Borrower’s Account. Subject to Section 2.15, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.03 to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Loan.

SECTION 2.04 Procedure for Advance of Competitive Bid Loans.

(a) Competitive Bid Request. In order to request Competitive Bids, the Borrower shall deliver to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-5 hereto (a “Competitive Bid Request”) to be received by the Administrative Agent not later than 12:00 p.m. (i) five (5) Business Days before each proposed RFR Competitive Bid Loan and (ii) two (2) Business Days before each proposed Fixed Rate Loan, provided that the Borrower may not submit more than two (2) Competitive Bid Requests during any period of five (5) consecutive Business Days. Notwithstanding the foregoing, the Borrower may not submit more than six (6) Competitive Bid Requests during any calendar month. No Eurocurrency Loan, RFR Loan denominated in Sterling, RFR Loan denominated in Canadian Dollars or ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the form of Exhibit A-5 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telephone promptly confirmed by telecopy. Such request shall in each case refer to this Agreement and specify (i) whether the borrowing then being requested is to be an RFR Competitive Bid Loan or a Fixed Rate Loan, (ii) the date of such borrowing (which shall be a Business Day), (iii) the aggregate principal amount of such borrowing which shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (iv) the Competitive Bid Interest Periods with respect to each RFR Competitive Bid Loan and each Fixed Rate Loan which Competitive Bid Interest Periods may not expire on a date later than the first Business Day prior to the Maturity Date, provided that the Borrower may not request bids for more than three (3) different durations of Competitive Bid Interest Periods in the same Competitive Bid Request. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by facsimile (in the form set forth in Exhibit A-6 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Bid Loans pursuant to the Competitive Bid Request.

(b) Competitive Bids.

(i) Each Lender may, in its sole discretion, make up to three (3) Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via facsimile, in the form of Exhibit A-7 hereto, (A) not later than 10:30 a.m. three (3) Business Days before any proposed RFR Competitive Bid Loan and (B) not later than 10:30 a.m. on the same Business Day as a proposed Fixed Rate Loan, and any Competitive Bid received by the Administrative Agent after such time can be rejected by the Administrative Agent. Competitive Bids that do not conform substantially to the form of Exhibit A-7 or otherwise include additional conditions to funding shall be rejected by the Administrative Agent and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount of the Competitive Bid Loan or Loans that the Lender is willing to make to the Borrower which shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and may equal the entire principal amount of the Competitive Bid Loan requested by the Borrower, (B) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Bid Loan or Loans and (C) the Competitive Bid Interest Period with respect thereto. A Competitive Bid submitted by a Lender pursuant to this Section 2.04(b)(i) shall be irrevocable.

(ii) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower at least one quarter (1/4) of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to Section 2.04(b)(i).

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(iii) The Administrative Agent shall notify the Borrower by email, (A) not later than 11:00 a.m. three (3) Business Days before a proposed RFR Competitive Bid Loan and (B) not later than 11:00 a.m. on the same Business Day of each proposed Fixed Rate Loan, of all the Competitive Bids made, the Competitive Bid Rate or Rates, the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made, the Competitive Bid Interest Period applicable to each such RFR Competitive Bid Loan and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.04.

(iv) All notices required by this Section 2.04 shall be given in accordance with Section 9.01.

(c) Acceptance/Rejection.

(i) The Borrower may, in its sole and absolute discretion, subject only to the provisions of this paragraph (c), accept or reject any Competitive Bid referred to in paragraph (b) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by email in the form of Exhibit A-8 hereto (a “Competitive Bid Accept/Reject Letter”), whether and to what extent it has decided to accept or reject any or all of the bids referred to in Section 2.04(b), (A) not later than 12:00 p.m. three (3) Business Days before a proposed RFR Competitive Bid Loan and (B) not later than 12:00 p.m. on the day of each proposed Fixed Rate Loan, provided that (A) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in Section 2.04(b), (B) the acceptance of bids by the Borrower shall be made on the basis of ascending order (from lowest to highest) of bids for Competitive Bid Loans that are RFR Loans or Fixed Rate Loans within each Competitive Bid Interest Period and the Borrower shall not accept a bid made at a particular Competitive Bid Rate for a particular Competitive Bid Interest Period if the Borrower has rejected a bid made at a lower Competitive Bid Rate for the same Competitive Bid Interest Period, (C) if Competitive Bids are made by two (2) or more Lenders for the same Competitive Bid Rate and the same Competitive Bid Interest Period, the principal amount accepted shall be allocated among such Lenders by the Borrower (after consultation with the Administrative Agent) on a pro rata basis rounded to the nearest $1,000,000, (D) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, and (E) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. A notice given by the Borrower pursuant to this Section 2.04(c)(i) shall be irrevocable.

(ii) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by facsimile, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

(d) Disbursement of Competitive Bid Loans. Not later than 2:00 p.m. on the proposed borrowing date, each Lender whose Competitive Bid was accepted will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Competitive Bid Loan to be made on such borrowing date. After receipt thereof from the applicable Lenders, the Administrative Agent shall disburse not later than 3:30 p.m. the proceeds of each borrowing accepted pursuant to Section 2.04(c) in immediately available funds by crediting such proceeds to the Borrower’s Account. The Administrative Agent shall not be obligated to disburse the proceeds of any Competitive Bid Loan accepted pursuant to Section 2.04(c) until the applicable Lender shall have made available to the Administrative Agent its Competitive Bid Loan.

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SECTION 2.05 Letters of Credit.

(a) L/C Facility.

(i) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 2.05(d), agrees to issue standby or commercial Letters of Credit in Dollars or one or more Permitted Alternative Currencies in the Equivalent Dollar Amount of an aggregate amount not to exceed its L/C Commitment for the account of (x) the Borrower or (y) subject to Section 2.05(j), any Subsidiary or, if consented to by the applicable Issuing Lender, any joint venture thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit, (iii) the Revolving Credit Outstandings would exceed the Commitments or (iv) the sum of the Equivalent Dollar Amount of the total Revolving Credit Outstandings denominated in Permitted Alternative Currencies would exceed the Alternative Currency Commitment. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(ii) Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in a Permitted Currency in a minimum amount of $10,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date; provided that any Letter of Credit may expire after such date (each such Letter of Credit, an “Extended Letter of Credit”) with the consent of the applicable Issuing Lender and subject to the requirements of Section 2.05(l), and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 4.01 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned

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Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.28(c)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(iii) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Section 2.05 shall be subject to the terms and conditions of Section 2.28 and Section 2.34.

(b) Procedure for Issuance and Disbursement of Letters of Credit.

(i) The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the office of the Administrative Agent) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(a)(ii)), (iii) the amount and Currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (v) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2.05(a) and Article IV, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 2.05(b)) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the issuance of a Letter of Credit and, upon request of the Administrative Agent or the Borrower, furnish to the Borrower and the Administrative Agent, as applicable, a copy of such Letter of Credit and the related Letter of Credit Documents, and the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

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(ii) The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.

(c) Commissions and Other Charges.

(i) Letter of Credit Commissions. Subject to Section 2.28(e)(ii), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to (i) in the case of commercial Letters of Credit, the Equivalent Dollar Amount of the daily amount available to be drawn under such commercial Letters of Credit times the then applicable Applicable Percentage with respect to Revolving Loans that are Eurocurrency Loans or RFR Loans and (ii) in the case of standby Letter of Credit, the Equivalent Dollar Amount of the daily amount available to be drawn under such standby Letters of Credit times the then applicable Applicable Percentage with respect to Revolving Loans that are Eurocurrency Loans or RFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 2.05(c) in accordance with their respective Pro Rata Percentages.

(ii) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as set forth in the Fee Letter or as otherwise agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.

(iii) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.

(d) L/C Participations.

(i) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any

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Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, in the Currency of such Letter of Credit, upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(ii) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.05(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Currency thereof and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount, Currency and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender, in the applicable Currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the applicable Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(iii) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Pro Rata Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.

(iv) Each L/C Participant’s obligation to make the Revolving Loans and to purchase participating interests pursuant to this Section 2.05(d) or Section 2.05(e), as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any L/C Participant or in the relevant currency markets generally or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

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(e) Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, in the Currency of such Letter of Credit, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 2.05(c)(iii) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Loan denominated in Dollars as an ABR Loan on the applicable repayment date in the amount ((x) if such drawing is denominated in an Alternative Currency, with such reimbursement obligation hereunder converted to a reimbursement obligation in an amount equal to the Equivalent Dollar Amount of such amount in such Alternative Currency and (y) without regard to the minimum and multiples specified in Section 2.03(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 2.05(c)(iii) incurred by such Issuing Lender in connection with such payment (including any and all costs, fees and other expenses incurred by the applicable Issuing Lender in effecting the payment of any Letter of Credit denominated in a Permitted Alternative Currency), and the Lenders shall make a Revolving Loan denominated in Dollars as an ABR Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.03(a) or Article IV. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through an ABR Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding ABR Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss (other than lost profits) or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant and (iii) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Borrower’s repayment in Dollars of any Letter of Credit denominated in a Permitted Alternative Currency. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

(f) Obligations Absolute.

(i) The Borrower’s obligations under this Section 2.05 (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(A) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

(B) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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(C) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(D) any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(E) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;

(F) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or

(G) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(ii) The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 2.05(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of each of the foregoing shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

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(iii) In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(iv) Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(g) Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent or conflicts with the provisions of this Agreement, the provisions of this Agreement shall apply.

(h) Resignation of Issuing Lenders.

(i) Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letters of Credit.

(ii) Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to take such actions as are required under Section 2.05(d)). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable Currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

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(i) Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 2.05(i) shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

(j) Letters of Credit Issued for Subsidiaries and Joint Ventures. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or joint venture, or states that a Subsidiary or joint venture is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary or joint venture in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary or joint venture to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary or joint venture in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries or joint ventures inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries and joint ventures.

(k) Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount, or the Equivalent Dollar Amount of the maximum face amount, if applicable, of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

(l) Cash Collateral for Extended Letters of Credit.

(i) Cash Collateralization. The Borrower shall provide Cash Collateral to each applicable Issuing Lender with respect to each Extended Letter of Credit issued by such Issuing Lender (in an amount equal to 103 % of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 1.02) by a date that is no later than 5 days prior to the Maturity Date by depositing such amount in same day funds, in the applicable Currencies, into a cash collateral account or cash collateral accounts maintained at the applicable Issuing Lender and shall enter into a cash collateral agreement in form and substance satisfactory to such Issuing Lender and such other documentation as such Issuing Lender or the Administrative Agent may reasonably request; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to 103% of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 1.02, which shall be reimbursed (or participations therein funded) in accordance with this Section 2.05, with the proceeds of Revolving Loans (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit (provided that for purposes of determining the aggregate Revolving Credit Outstandings any such Extended Letter of Credit that has been, or will concurrently be, Cash Collateralized with proceeds of a Revolving Loan, the portion of such Extended Letter of Credit that has been (or will concurrently be) so Cash Collateralized will not be deemed to be utilization of the Commitments).

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(ii) Grant of Security Interest. The Borrower, and to the extent provided by the L/C Participants, each of such L/C Participants, hereby grants to the applicable Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 2.05(l) as security for such Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to Section 2.05(l)(iii). If at any time the applicable Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than such Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to Section 2.05(l)(i), the Borrower will, promptly upon demand by such Issuing Lender, pay or provide to such Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iii) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.05(l) in respect of Extended Letters of Credit shall be applied to reimburse the applicable Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateralized Letters of Credit. Subject to Section 2.05(l)(v), if the Borrower has fully Cash Collateralized the applicable Issuing Lender with respect to any Extended Letter of Credit issued by such Issuing Lender in accordance with clauses (i) through (iii) of Section 2.05(l) and the Borrower and the applicable Issuing Lender have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit, a “Cash Collateralized Letter of Credit”), then after the date of notice to the Administrative Agent thereof by the applicable Issuing Lender and for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Commitments, (iii) no Lender shall have any further obligation to fund participations or Revolving Loans to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit commissions under Section 2.05(c)(i) shall be due or payable to the Lenders, or any of them, hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Borrower and such Issuing Lender.

(v) Reinstatement. The Borrower and each Lender agree that, if any payment or deposit made by the Borrower or any other Person applied to the Cash Collateral required under this Section 2.05(l) is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any such Cash Collateral are required to be refunded by the applicable Issuing Lender to the Borrower or any Lender or its respective estate, trustee, receiver or any other Person, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, (i) the applicable Extended Letter of Credit shall automatically be a “Letter of Credit” hereunder in a face amount equal to such payment or repayment (each such Letter of Credit, a “Reinstated Letter of Credit”), (ii) such Reinstated Letter of Credit shall no longer be deemed to be Cash Collateralized hereunder and shall constitute a utilization of the Commitments, (iii) each Lender shall be obligated to fund participations or Revolving Loans to reimburse any drawing under such Reinstated Letter of Credit, (iv) Letter of Credit commissions under Section 2.05(c)(i) shall accrue and be due and payable to the Lenders with respect to such Reinstated Letter of Credit and (v) the Borrower’s and each Lender’s liability hereunder (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be and

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remain in full force and effect, as fully as if such payment or deposit had never been made, and, if prior thereto, this Agreement shall have been canceled, terminated, paid in full or otherwise extinguished (and if any Guarantee, Lien or Collateral guaranteeing or securing such Borrower’s or such Lender’s) liability hereunder shall have been released or terminated by virtue of such cancellation, termination, payment or extinguishment), the provisions of this Section 2.05 and all other rights and duties of the applicable Issuing Lender, the L/C Participants and the Borrower with respect to such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be reinstated in full force and effect, and such prior cancellation, termination, payment or extinguishment shall not diminish, release, discharge, impair or otherwise affect the obligations of such Persons in respect of such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such obligation).

(vi) Survival. With respect to any Extended Letter of Credit, each party’s obligations under this Section 2.05 and all other rights and duties of the applicable Issuing Lender of such Extended Letter of Credit, the L/C Participants and the Borrower with respect to such Extended Letter of Credit shall survive the resignation or replacement of the applicable Issuing Lender or any assignment of rights by the applicable Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

(vii) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event shall any Cash Collateral provided with respect to any Extended Letter of Credit be released without the prior written consent of the applicable Issuing Lender of such Extended Letter of Credit.

SECTION 2.06 Repayment of Loans.

(a) Repayment on the Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Loans in full in the applicable Permitted Currency in which each Revolving Loan was initially funded on the Maturity Date, (ii) each Competitive Bid Loan on the expiration of the applicable Competitive Bid Interest Period in accordance with Section 2.09(b) and (iii) all Swingline Loans in accordance with Section 2.02(b), together, in each case, with all accrued but unpaid interest thereon. Each Lender agrees, promptly after a request from the Borrower following the repayment in full of all Obligations, the Cash Collateralization of all outstanding Letters of Credit and the termination of all Commitments hereunder, to return to the Borrower any Note issued to such Lender pursuant to this Agreement (including any Designated Bank Notes).

(b) Mandatory Repayment of Revolving Loans.

(i) Aggregate Commitments. If at any time (as determined by the Administrative Agent under Section 2.06(b)(iv)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, (A) solely because of currency fluctuation, the Administrative Agent notifies the Borrower that the aggregate amount of all Revolving Credit Outstandings exceeds one hundred and five percent (105%) of the aggregate Commitments minus the sum of all outstanding Competitive Bid Loans or (B) for any other reason, the aggregate amount of all Revolving Credit Outstandings exceeds the aggregate Commitments minus the sum of all outstanding Competitive Bid Loans, then, in each such case, the Borrower shall (I) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans on such day by the Equivalent Dollar Amount of such excess), (II), second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Loans which are ABR Loans by the Equivalent Dollar Amount of such excess (and/or reduce any pending request for a borrowing of such Loans on such day by the Equivalent Dollar Amount of such excess), (III) third, if (and to the extent) necessary to eliminate such excess, immediately repay Revolving Loans which are RFR Loans and Eurocurrency Loans (and/or reduce any pending requests

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for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day by the Equivalent Dollar Amount of such excess), (IV) fourth, if (and to the extent) necessary to eliminate such excess, to immediately repay Competitive Bid Loans, in the inverse order of maturity of any such Competitive Bid Loans and (V) fifth, if (and to the extent) necessary to eliminate such excess, to immediately Cash Collateralize outstanding Letters of Credit.

(ii) Alternative Currency Commitment. If at any time (as determined by the Administrative Agent under Section 2.06(b)(iv)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, (A) solely because of currency fluctuation, the Administrative Agent notifies the Borrower that the outstanding principal amount of all Revolving Loans and outstanding L/C Obligations denominated in a Permitted Alternative Currency exceeds the lesser of (1) one hundred and five percent (105%) of the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans denominated in Dollars, the outstanding amount of all L/C Obligations denominated in Dollars and all outstanding Competitive Bid Loans and Swingline Loans and (2) one hundred and five percent (105%) of the Alternative Currency Commitment or (B) for any other reason, the outstanding principal amount of all Revolving Loans and outstanding L/C Obligations denominated in a Permitted Alternative Currency exceeds the lesser of (1) the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans denominated in Dollars, all outstanding Letters of Credit denominated in Dollars and all outstanding Competitive Bid Loans and Swingline Loans and (2) the Alternative Currency Commitment, then, in each such case, such excess shall be immediately repaid in the Currency in which such Revolving Loan(s) were initially funded by the Borrower to the Administrative Agent for the account of the Lenders.

(iii) Swingline Commitment. If at any time (as determined by the Administrative Agent under Section 2.06(b)(iv)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, and for any reason the outstanding principal amount of all Swingline Loans exceeds the lesser of (A) the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans and Competitive Bid Loans and (B) the Swingline Commitment, then, in each such case, such excess shall be immediately repaid by the Borrower to the Administrative Agent for the account of the Lenders.

(iv) Compliance and Payments. The Borrower’s compliance with this Section 2.06(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which the Borrower requests the Lenders to make a Revolving Loan under Section 4.01. All determinations of the outstanding principal amount of Loans shall be based on their Equivalent Dollar Amounts. To determine this, on such testing dates, the Administrative Agent shall determine the Spot Exchange Rate with respect to each Eurocurrency Loan and each RFR Loan denominated in Sterling or Canadian Dollars. Each such repayment pursuant to this Section 2.06(b) shall be accompanied by any amount required to be paid pursuant to Section 2.19 hereof. In order to permit the Administrative Agent to determine the Borrower’s compliance pursuant to this Section, upon the request of the Administrative Agent, the Swingline Lender shall confirm for the Administrative Agent via telephone or email the principal amount of any Swingline Loans then outstanding.

(v) If (i) the obligations of the Company under Article X with respect to any outstanding Guaranteed Obligations owing by any Designated Borrower (herein, the “Affected Borrower”) shall for any reason (x) be terminated, (y) cease to be in full force and effect or (z) not be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, and (ii) such condition continues unremedied for 15 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender, then the Affected Borrower shall, no later than the 15th day after the date of such notice, prepay (and the Company shall cause to be prepaid) the full principal of and interest on the Loans owing by such Affected Borrower and all other amounts whatsoever payable hereunder by such Affected Borrower (including, without limitation, all amounts payable under Section 2.19 as a result of such prepayment).

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(c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least four (4) Eurocurrency Banking Days’ notice to the Administrative Agent with respect to Eurocurrency Loans and RFR Loans denominated in Sterling, upon at least three (3) RFR Business Days’ notice to the Administrative Agent with respect to RFR Loans denominated in Dollars or Canadian Dollars and Competitive Bid Loans and upon notice received no later than 2:00 p.m. (Eastern time) on the proposed date of repayment with respect to ABR Loans and Swingline Loans, substantially in the form attached hereto as Exhibit A-3 (a “Notice of Prepayment”) (which notices shall be irrevocable unless the Borrower specifies in the Notice of Prepayment that such prepayment is contingent on the consummation of an anticipated transaction, in which case the Borrower shall, as promptly as practicable, notify the Administrative Agent if such transaction will not occur as scheduled), specifying (i) the date of repayment, (ii) the amount of repayment, (iii) whether the repayment is of the Revolving Loans, Competitive Bid Loans, Swingline Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (iv) whether the repayment is of Eurocurrency Loans, RFR Loans, ABR Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $100,000 or a whole multiple of $100,000 in excess thereof with respect to ABR Loans and Swingline Loans, (ii) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to RFR Loans and Eurocurrency Loans and (iii) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Competitive Bid Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.06(d). For the avoidance of doubt, the Borrower shall promptly reimburse the Lenders for any amounts required to be paid under Section 2.19 as a result of the revocation of any Notice of Prepayment.

(d) Limitation on Repayment of Certain Loans. The Borrower may not repay any Term RFR Loan, any Eurocurrency Loan or any Competitive Bid Loan on any day other than on the last day of the Interest Period or Competitive Bid Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 2.19 hereof.

(e) Hedging Agreements and other Borrowings. No repayment or prepayment pursuant to this Section 2.06 shall affect any of the Borrower’s obligations under any Hedging Agreement or any of the Borrower’s right to obtain other Loans.

(f) Payment of Interest and Other Expenses. Each repayment or prepayment pursuant to this Section 2.06 shall be accompanied by accrued interest on the amount repaid.

SECTION 2.07 Permanent Reduction of the Commitments and the Alternative Currency Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent (which notice may be contingent on the consummation of an anticipated transaction, in which case the Borrower shall, as promptly as practicable, notify the Administrative Agent if such transaction will not occur as scheduled), to permanently reduce, without premium or penalty, (i) the entire Commitments at any time or (ii) portions of the Commitments, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any such reduction shall (A) permanently reduce the Lenders’ Commitments pro rata in accordance with their respective Pro Rata Percentages and (B) permanently reduce the Alternative Currency Commitment pro rata in accordance with the relative amount of the Alternative Currency Commitment and the aggregate Commitments.

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(b) Corresponding Payments. Each permanent reduction permitted pursuant to this Section 2.07 shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Revolving Credit Outstandings, as applicable, after such reduction to the Commitments as so reduced and (ii) to the extent that the Alternative Currency Commitment is reduced, the aggregate Equivalent Dollar Amount of all outstanding RFR Loans denominated in Sterling, RFR Loans denominated in Canadian Dollars and all Eurocurrency Loans plus the outstanding L/C Obligations denominated in a Permitted Alternative Currency to the Alternative Currency Commitment as so reduced. Any reduction of the aggregate Commitments to zero shall be accompanied by payment of all outstanding Revolving Loans, Competitive Bid Loans and Swingline Loans, and the Cash Collateralization of all outstanding Letters of Credit, and shall result in the termination of the aggregate Commitments. If the reduction of the aggregate Commitments or the Alternative Currency Commitment, as applicable, requires the repayment of any RFR Loan, any Eurocurrency Loan or any Competitive Bid Loan bearing interest at any Benchmark, such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.19 hereof.

SECTION 2.08 Fees.

(a) Facility Fee. The Borrower shall pay a facility fee (the “Facility Fee”) from the Closing Date at the Applicable Percentage as set forth under the title “Facility Fee” in the Pricing Grid, times the actual daily amount of each Lender’s Commitment, regardless of usage. The Facility Fee will be payable quarterly in arrears on the last Business Day of each calendar quarter commencing on June 30, 2024, and on the Maturity Date. The Facility Fees will be calculated on a 360-day basis.

(b) Administrative Agent’s and Other Fees. The Borrower agrees to pay the fees set forth in the Fee Letter in accordance with the terms thereof.

(c) Competitive Bid Processing Fee. For each Competitive Bid Request received by the Administrative Agent hereunder, the Borrower shall pay to the Administrative Agent a competitive bid processing fee of $1,500.00.

SECTION 2.09 Evidence of Indebtedness.

(a) Loans. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Any Lender, through the Administrative Agent, may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans and L/C Obligations. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

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(c) Conclusive Evidence. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Loans hereunder.

SECTION 2.10 Interest on Loans.

(a) Interest Rate Options. Subject to the provisions of this Section 2.10, (i) Revolving Loans denominated in Dollars shall bear interest at (A) the Alternate Base Rate plus the Applicable Percentage, (B) Spread Adjusted Term SOFR plus the Applicable Percentage or (C) Spread Adjusted Daily Simple SOFR plus the Applicable Percentage, at the election of the Borrower, (ii) Revolving Loans denominated in Canadian Dollars shall bear interest at Spread Adjusted Term CORRA plus the Applicable Percentage, (iii) Revolving Loans denominated in a Permitted Alternative Currency (other than Canadian Dollars) shall bear interest at the applicable Benchmark plus the Applicable Percentage and (iv) Swingline Loans shall bear interest at the Market Index Rate plus the Applicable Percentage. The Borrower shall specify the Permitted Currency and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.03 or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.11. Any Loan or any portion thereof as to which the Borrower has not duly specified the Permitted Currency and Interest Period (excluding Daily Simple RFR Loans) as provided herein shall be deemed an ABR Loan denominated in Dollars. Requests for Term RFR Loans or Eurocurrency Loans as to which the Borrower has not duly specified an Interest Period shall be deemed requests for Term RFR Loans or Eurocurrency Loans, as applicable, for a one (1) month Interest Period.

(b) Interest Periods.

(i) In connection with each Term RFR Loan or Eurocurrency Loan, the Borrower, by giving notice at the times described in Section 2.10(a), shall elect an Interest Period to be applicable to such Loan, which Interest Period shall be a period of one (1), three (3), or (except with respect to any Term CORRA Loan) six (6) months with respect to each such Loan, provided that:

(A) the Interest Period shall commence on the date of advance of or conversion to any Term RFR Loan or Eurocurrency Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(B) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day, provided that if any Interest Period with respect to a Term RFR Loan or Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(C) any Interest Period with respect to a Term RFR Loan or Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(D) no Interest Period shall extend beyond the Maturity Date.

(ii) In connection with each Competitive Bid Loan, the Borrower, by giving notice at the times described in Section 2.04, shall elect an interest period (each, a “Competitive Bid Interest Period”) applicable to such Competitive Bid Loan, which Competitive Bid Interest Period shall be a period of such duration as accepted by the Borrower pursuant to Section 2.04(c), provided that:

(A) the Competitive Bid Interest Period for a Fixed Rate Loan shall not be less than seven (7) days nor more than ninety (90) days;

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(B) the Competitive Bid Interest Period for any RFR Competitive Bid Loan shall be a period of one (1) or three (3) months;

(C) the Competitive Bid Interest Period shall commence on the date of advance of any Competitive Bid Loan;

(D) if any Competitive Bid Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day; and

(E) no Competitive Bid Interest Period shall expire on a date later than the first Business Day prior to the Maturity Date.

(iii) There shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Upon the occurrence and during the continuance of any payment Event of Default, and at the option of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, (i) the Borrower shall no longer have the option to request Eurocurrency Loans, RFR Loans, Competitive Bid Loans or Swingline Loans, (ii) all outstanding Eurocurrency Loans and RFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to ABR Loans, (iii) all outstanding Competitive Bid Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Competitive Bid Loan until the end of the applicable Competitive Bid Interest Period and thereafter of a rate equal to two percent (2%) in excess of the rate then applicable to ABR Loans, (iv) all outstanding ABR Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to ABR Loans or such other Obligations arising hereunder or under any other Loan Document, and (v) the Letter of Credit commissions set forth in Section 2.05(c)(i) shall be increased by a rate per annum equal to two percent (2%). Interest and increases in the Letter of Credit commissions at the default rate described in clauses (ii) through (v) above shall accrue from and after the date on which the Required Lenders elect to impose such rate (or in the case of a payment Event of Default, from and after the occurrence of such Event of Default) and for so long as such event of Default exists. Interest shall continue to accrue on the Loans after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each ABR Loan and each Swingline Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2024; interest on each Daily Simple RFR Loan shall be payable in arrears on the last Business Day of each calendar month; and interest on each Term RFR Loan, Eurocurrency Loan and Competitive Bid Loan shall be payable on the last day of each Interest Period or Competitive Bid Interest Period, respectively, applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Daily Simple RFR Loans and ABR Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

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(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(f) Basis of Accrual. Subject to Section 1.03, with respect to the Currency of any state that becomes a Participating Member State, the accrual of interest or fees expressed in this Agreement with respect to such Currency shall be based upon the applicable convention or practice in the applicable interbank market for the basis of accrual of interest or fees in respect of the Euro, which such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State, provided that if any Loan in the Currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

SECTION 2.11 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing and subject to the provisions of Section 2.18(a) and Section 2.33, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding ABR Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more RFR Loans denominated in Dollars, (b) upon the expiration of any Interest Period, convert all or any part of its outstanding Term RFR Loans denominated in Dollars in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into ABR Loans or (c) upon the expiration of any Interest Period, continue any RFR Loan or Eurocurrency Loan in a principal amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof as an RFR Loan or Eurocurrency Loan (as applicable) in the same Permitted Currency. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit A-4 (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. four (4) Business Days (with respect to any Eurocurrency Loan or RFR Loan denominated in Sterling) and three (3) RFR Business Days (with respect to any Loan denominated in Dollars or Canadian Dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any RFR Loan or Eurocurrency Loan to be converted or continued, the last day of the Interest Period therefor, (B) the Permitted Currency in which such Loan is denominated, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Loans to be converted or continued, and (E) the Interest Period to be applicable to such converted or continued RFR Loan or Eurocurrency Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 2.12 Manner of Payment.

(a) Loans Denominated in Dollars. Each payment by the Borrower on account of the principal of or interest on any Loan denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation denominated in Dollars) payable to the Lenders under this Agreement or any Loan (except as set forth in Section 2.12(b)) shall be made in Dollars not later than 1:00 p.m. on the date specified for payment under this Agreement to, in connection with any Swingline Loans, the Swingline Lender, and in all other cases, the Administrative Agent for the account of the applicable Lenders

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(except as set forth below) pro rata in accordance with their respective Pro Rata Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be.

(b) Loans Denominated in Alternative Currencies. Each payment by the Borrower on account of the principal of or interest on the Revolving Loans denominated in any Permitted Alternative Currency or of any fee, commission or other amounts (including any Reimbursement Obligation) denominated in a Permitted Alternative Currency shall be made in such Permitted Alternative Currency not later than 11:00 a.m. (New York City time) on the date specified for payment under this Agreement to the Administrative Agent’s account for the account of the applicable Lenders (except as set forth below) pro rata in accordance with their respective Pro Rata Percentages (except as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon shall be deemed to have been made on the next succeeding Business Day for all purposes.

(c) Pro Rata Treatment. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each applicable Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Pro Rata Percentage (except as specified below) and shall wire advice of the amount of such credit to each such Lender. Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent. Each payment to the Administrative Agent with respect to a Swingline Loan (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Any amount payable to any Lender under Sections 2.17, 2.18, 2.19, 2.20, 2.21 or 9.05 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 2.10(b)(i), if any payment under this Agreement or any Loan shall be specified to be made upon a day which is not a Business Day, it shall be made on the next day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(d) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.12, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with Section 2.28(b).

SECTION 2.13 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Article VII, all payments received by the Lenders upon the Loans and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) then to all the Administrative Agent’s fees then due and payable, (d) then to all facility and other fees and commissions then due and payable, (e) then to the accrued and unpaid interest on the Swingline Loan to the Swingline Lender, (f) then to the principal amount outstanding under the Swingline Loans to the Swingline Lender, (g) then pro rata to accrued and unpaid interest on the Loans and Reimbursement Obligations (pro rata in accordance with all such amounts due), and (h) then pro rata to (i) the principal amount of the Loans and Reimbursement Obligations (pro rata in accordance with all such amounts due), (ii) Cash Collateralize any L/C Obligations then outstanding, (iii) any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due) and (iv) any Cash Management Obligations (including any principal amounts and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due).

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SECTION 2.14 Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion (taking into account any Competitive Bid Loans of such Lender) than any such payment to and collateral received by any other Lender, if any, in respect of the similar Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders in the applicable Facility such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided that

(a) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest; and

(b) provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) the application of cash collateral provided for in Section 2.28 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans or L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 2.15 Nature of Obligations of Lenders Regarding the Loans; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with the terms hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand interest, until paid, (a) with respect to any Loan denominated in Dollars for each day after the date such amount was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the first day such payment is not made, and thereafter at the interest rate applicable to such Loan pursuant to Section 2.10(a) or (c), as the case may be, and (b) with respect to any Loan denominated in a Permitted Alternative Currency, for each day after the date such amount was due until the date such amount is paid to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount for the first day such payment is not made, and thereafter at the interest rate applicable to such Loan pursuant to Section 2.10(a) or (c), as the case may be. A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.15 shall be conclusive, absent manifest error. If such Lender’s Pro Rata Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such

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amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Pro Rata Percentage of any Loan requested by a Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Pro Rata Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document, in each case, as described further in Section 2.28.

SECTION 2.16 Redenomination of Eurocurrency Loans.

(a) Conversion to the Base Rate. If any Eurocurrency Loan, RFR Loan denominated in Sterling or RFR Loan denominated in Canadian Dollars is required to bear interest based at the Alternate Base Rate rather than the Benchmark pursuant to Section 2.10(c), Section 2.18 or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Equivalent Dollar Amount of such Eurocurrency Loan or RFR Loan, all subject to the provisions of Section 2.06(b). The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 2.19.

(b) Redenomination of Loans. Subject to Section 1.03, any Loan to be denominated in the Currency of the applicable Participating Member State shall be made in Euro.

(c) Redenomination of Obligations. Subject to Section 1.03, any obligation of any party under this Agreement or any other Loan Document which has been denominated in the Currency of a Participating Member State shall be redenominated into Euro.

(d) Further Assurances. The terms and provisions of this Agreement will be subject to such changes of construction as reasonably determined by the Administrative Agent in consultation with the Borrower to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request in consultation with the Borrower.

SECTION 2.17 Extension of Maturity Date.

(a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than 45 days and not more than 90 days prior to each of the third, fourth and fifth anniversaries of the Closing Date (each anniversary, an “Anniversary Date”), request that each Lender extend such Lender’s then current Maturity Date to the date (the “New Maturity Date”) that is one year after the then current Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given no later than the date (the “Consent Date”) that is 20 days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Administrative Agent as to:

(i) whether or not such Lender agrees to such extension of its then current Maturity Date (each Lender so agreeing to such extension being an “Extending Lender”); and

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(ii) only if such Lender is an Extending Lender, whether or not such Lender also irrevocably offers to increase the amount of its Commitment (each Lender so offering to increase its Commitment being an “Increasing Lender” as well as an Extending Lender) and, if so, the amount of the additional Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Commitment”).

Each Lender that determines not to extend its then current Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the Lenders) of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Administrative Agent in writing on or before the Consent Date shall be deemed to be a Non-Extending Lender and (without limiting the Borrower’s rights under Section 2.17(c)) shall have no liability to the Borrower in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.17(a) no later than the date 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(b) (i) If all of the Lenders are Extending Lenders, then, effective as of the Consent Date, the then current Maturity Date of each Lender shall be extended to the New Maturity Date, and the respective Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.17.

(ii) If and only if the sum of (x) the aggregate amount of the Commitments of the Extending Lenders plus (y) the aggregate amount of the Proposed Additional Commitments of the Increasing Lenders (such sum, the “Extending Commitments”) shall be equal to at least 50% of the then total Commitments, then:

(A) effective as of the Consent Date, the then current Maturity Date of each Extending Lender shall be extended to the New Maturity Date;

(B) the Borrower shall (so long as no Event of Default shall have occurred and be continuing) have the right, but not the obligation, to take either of the following actions with respect to each Non-Extending Lender during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date:

(X) the Borrower may elect by notice to the Administrative Agent and such Non-Extending Lender that the Maturity Date of such Non-Extending Lender be changed to a date (which date shall be specified in such notice) on or prior to such immediately succeeding Anniversary Date (and, upon the giving of such notice, the Initial Maturity Date of such Non-Extending Lender shall be so changed); or

(Y) the Borrower may replace such Non-Extending Lender as a party to this Agreement in accordance with Section 2.17(c); and

(C) the Borrower shall have the right, but not the obligation, to pay the Extending Lenders (and to no other Lenders) an extension fee, provided that if such fee is paid, it will be shared on a ratable basis among the Extending Lenders.

(iii) If neither of the conditions specified in clause (i) or clause (ii) of this Section 2.17(b) is satisfied, then neither the then current Maturity Date nor the Commitment of any Lender will change pursuant to this Section 2.17 on such Consent Date, and the Borrower will not have the right to take any of the actions specified in Section 2.17(b)(ii)(B).

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(c) Replacement by the Borrower of Non-Extending Lenders pursuant to Section 2.17(b)(ii)(B)(Y) shall be effected as follows (certain terms being used in this Section 2.17(c) having the meanings assigned to them in Section 2.17(d)) on the relevant Assignment Date:

(i) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Commitments) hereunder and under the other Loan Documents;

(ii) each Assignee shall pay to the Administrative Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Loans then held by the Assignors; and

(iii) the Borrower shall pay to the Administrative Agent, for account of the Assignors, all interest, fees and other amounts (other than principal of outstanding Loans) then due and owing to the Assignors by the Borrower hereunder (including, without limitation, payments due such Assignors, if any, under Sections 2.18(c), 2.19, 2.21, and 9.05).

The assignments provided for in this Section 2.17(c) shall be effected on the relevant Assignment Date in accordance with Section 9.04 and pursuant to one or more Assignments and Acceptances. After giving effect to such assignments, each Assignee shall have a Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Commitment) in an amount equal to the amount of its Assumed Commitment representing a Commitment. Upon any such termination or assignment, such Assignor shall cease to be a party hereto but shall continue to be obligated under Section 8.07 and be entitled to the benefits of Section 9.05, as well as to any fees and other amounts accrued for its account under Sections 2.08, 2.18(c), 2.19 or 2.21 and not yet paid.

(d) For purposes of this Section 2.17 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assigned Commitments” means the Commitments of Non-Extending Lenders to be replaced pursuant to Section 2.17(b)(ii)(B)(Y).

“Assignees” means, at any time, Increasing Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Commitments, one or more New Lenders.

“Assignment Date” means the Anniversary Date or such earlier date as shall be acceptable to the Borrower, the relevant Assignors, the relevant Assignees and the Administrative Agent.

“Assignors” means, at any time, the Lenders to be replaced by the Borrower pursuant to Section 2.17(b)(ii)(B)(Y).

The “Assumed Commitment” of each Assignee shall be determined as follows:

(a) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing Lender’s Commitment as then in effect and the denominator of which is the aggregate amount of the Commitments of all Increasing Lenders as then in effect; and (ii) no New Lender shall be entitled to become a Lender hereunder pursuant to Section 2.17(c) (and, accordingly, each New Lender shall have an Assumed Commitment of zero).

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(b) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to such Increasing Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Commitments shall be allocated among New Lenders in such a manner as the Borrower and the Administrative Agent may agree.

“New Lender” means an Eligible Assignee approved by the Administrative Agent that the Borrower has requested to become a Lender hereunder pursuant to this Section 2.17.

“Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.

(e) In the event that an extension is effected pursuant to this Section 2.17 (but subject to the provisions of Sections 2.06 and 2.07 and Article VII), the aggregate principal amount of all Loans shall be repaid in full ratably to the Lenders on the New Maturity Date. As of the Extension Date, any and all references in this Agreement or any of the other Loan Documents to the “Initial Maturity Date” or the “Maturity Date”, as applicable, shall refer to the New Maturity Date.

(f) Notwithstanding anything to the contrary set forth herein, this Section 2.17 shall supersede any provisions in Section 2.12(c) and Section 9.08 to the contrary.

SECTION 2.18 Changed Circumstances.

(a) Circumstances Affecting Interbank Markets and Currencies. If with respect to any Interest Period for any RFR Loan or Eurocurrency Loan the Administrative Agent or Required Lenders (after consultation with the Administrative Agent) shall determine that (A) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Dollars or a Permitted Alternative Currency in the applicable amounts are not being quoted via the applicable Reuters Screen Page or on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its sole but good faith discretion (the “Screen Rate”) or offered to the Administrative Agent or such Lender for such Interest Period, (B) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Permitted Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (C) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in a Permitted Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make RFR Loans or Eurocurrency Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as an RFR Loan or a Eurocurrency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such RFR Loan or Eurocurrency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such RFR Loan or Eurocurrency Loan, as applicable, or convert the then outstanding principal amount of each such RFR Loan or Eurocurrency Loan, as applicable, to an ABR Loan in Dollars as of the last day of such Interest Period.

(b) Laws Affecting Interbank Markets and Currencies. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their

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respective Lending Offices) to honor its obligations hereunder to make or maintain any Floating Rate Loan, RFR Loan or any Eurocurrency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of such Lender to make Floating Rate Loans, RFR Loans or Eurocurrency Loans, as applicable, and the right of the Borrower to convert or continue any Loan made by such Lender as a Floating Rate Loan, RFR Loan or a Eurocurrency Loan, as applicable, shall be suspended, and (ii) if such Lender may not lawfully continue to maintain a Floating Rate Loan, RFR Loan or a Eurocurrency Loan, as applicable, to the end of the then current Interest Period applicable thereto as a Floating Rate Loan, RFR Loan or Eurocurrency Loan, as applicable, the applicable Floating Rate Loan, RFR Loan or Eurocurrency Loan, as applicable, shall immediately be converted to an ABR Loan in Dollars for the remainder of such Interest Period.

(c) Increased Costs. If any Change in Law shall:

(i) except as provided in Section 2.21(e), subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Loan or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Loan or any other amounts due under this Agreement in respect thereof (except for any Taxes covered by Section 2.21(c) or Excluded Taxes);

(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices); or

(iii) impose on any Lender (or any of their respective Lending Offices) or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing events described in clause (i), (ii) or (iii) above is to increase the costs to any of the Lenders of maintaining any Floating Rate Loan, RFR Loan or Eurocurrency Loan, as applicable, or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Loans in respect of a Floating Rate Loan, RFR Loan or a Eurocurrency Loan, as applicable, then, upon the request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Percentage of the Floating Rate Loans, RFR Loans or Eurocurrency Loans, as applicable, in the London interbank market and using any attribution or averaging methods which such Lender reasonably deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

(d) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of, the Euro, or (iv) any currency exchange loss, that the Administrative Agent or any Lender sustains as a result of any payment being made by a Borrower in a Currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

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SECTION 2.19 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs, but excluding loss of anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term RFR Loan, Competitive Bid Loan or a Eurocurrency Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing, Competitive Bid Request or Notice of Conversion/Continuation, (c) due to any payment, prepayment or conversion of any Term RFR Loan, Competitive Bid Loan or Eurocurrency Loan on a date other than the last day of the Interest Period therefor, (d) due to the payment of any principal of any Daily Simple RFR Loan other than on the Interest Payment Date therefor, (e) due to the conversion of any Daily Simple RFR Loan other than on the Interest Payment Date therefor, (f) due to the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (g) due to the assignment of any Daily Simple RFR Loan other than on the Interest Payment Date therefor as a result of a request by the Borrower pursuant to Section 2.27. The amount of such loss or expense shall be determined based upon the assumption that such Lender funded its Pro Rata Percentage, as applicable, of the RFR Loan, Competitive Bid Loan or Eurocurrency Loan in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 2.20 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital or liquidity required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to this Agreement, the Loans, the Commitments, the Swingline Commitment, the L/C Sublimit and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate submitted to the Borrower and the Administrative Agent by such Lender setting forth in reasonable detail such amounts, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 2.21 Taxes.

(a) Payments Free and Clear. Except as otherwise provided in Section 2.21(e), any and all payments by the Borrower hereunder or under the Loans shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof, (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.27), any withholding tax that is imposed under any law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.21(a), (iv) in the case of a Foreign Lender, is

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attributable to such Foreign Lender’s failure or inability (other than as a result of the occurrence, after the date of this Agreement, of any Change in Law) to comply with Section 2.21(e) and (v) any U.S. federal withholding Taxes imposed under FATCA (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities not excluded by items (i), (ii), (iii) or (iv) being hereinafter referred to as “Taxes,” and all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities described in items (i), (ii), (iii) or (iv) being hereinafter referred to as “Excluded Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Loan to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 2.21(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.21) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 2.21(d).

(b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c) Indemnity. Except as otherwise provided in Section 2.21(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.21) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate of the Administrative Agent or such Lender setting forth in reasonable detail the basis for determining such indemnification shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. Nothing contained in this Section 2.21(c) shall prevent the Borrower from pursuing, at the sole cost and expense of the Borrower, the refund of any such Taxes or Other Taxes from the Foreign Lender which paid, or upon whose behalf the Borrower paid, such Taxes or Other Taxes if the Borrower in good faith believes such taxes were incorrectly or illegally asserted.

(d) Evidence of Payment. Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e) Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance or any accession agreement executed and delivered in accordance with Section 2.25 or 2.29(a), as applicable, two United States Internal Revenue Service Forms W-9, Forms W-8ECI, Forms W-8BEN or Forms W-8BEN-E, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes and backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or successor applicable forms or manner of

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certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI, establishing an exemption from United States backup withholding tax. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 2.21 or Section 2.18(c), (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 2.21(e), other than to the extent that such failure is due to a Change in Law occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) that are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.

(f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and Lenders contained in this Section 2.21 shall survive the payment in full of the Obligations and the termination of the Commitments of all Lenders.

(g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole but reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Indemnification by Lenders. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

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(i) Defined Terms. For purposes of this Section 2.21, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

SECTION 2.22 Mitigation by Lenders. If any Lender requests compensation pursuant to Section 2.18 or Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, solely in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.18, Section 2.20 or Section 2.21, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be practically disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.18 or Section 2.20 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to such Sections for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.23 General Policy of Lenders. Notwithstanding anything in this Agreement to the contrary, no Lender shall be entitled to compensation under Section 2.18, Section 2.19, Section 2.20 or Section 2.21 if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender with respect to similarly affected commitments or loans; provided, however, that no Lender shall be obligated to disclose confidential information relating to its other borrowers to establish its general policies or practices with respect to such compensation.

SECTION 2.24 Rounding and Other Consequential Changes. Subject to Section 1.03, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the Euro in Participating Member States.

SECTION 2.25 Increase in Commitments.

(a) After the Closing Date but prior to the Maturity Date, the Borrower shall have the right to request from time to time additional Commitments (collectively, the “Additional Commitments”) in an aggregate amount that, when combined with all prior Incremental Term Loan Facilities, does not exceed $500,000,000, each which request shall be made by the Borrower giving written notice (the “Additional Commitment Notice”) to the Administrative Agent such details with respect thereto as are reasonably requested by the Administrative Agent. Each request for Additional Commitments shall request Additional Commitments in an amount not less than $50,000,000 (or such lesser amount approved by the Administrative Agent). Upon receipt of such request, the Administrative Agent shall notify the existing Lenders of the requested Additional Commitments and offer each such Lender an opportunity to participate at its sole discretion in the Additional Commitments. Any existing Lender that does not agree (in its sole discretion) to provide a portion of the proposed Additional Commitments within 10 days after receipt from the

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Administrative Agent of such notice shall be deemed to have declined participation in any amount of such proposed Additional Commitments. Notwithstanding any existing Lender’s rejection of any portion of the proposed Additional Commitments, each existing Lender shall remain a Lender hereunder, subject to the terms and conditions hereof. In addition, the Borrower and the Administrative Agent may offer to additional proposed Lenders that qualify as Eligible Assignees (including any required consent of the Administrative Agent, the Issuing Lenders and/or the Swingline Lender, such consent not to be unreasonably withheld) the opportunity to accept all or a portion of the amount of the proposed Additional Commitments. The allocation of the Additional Commitments among the Lenders and Eligible Assignees who agree to accept any portion thereof shall be made by the Borrower, in consultation with the Administrative Agent. Upon the effectiveness of the Additional Commitments, (i) each Eligible Assignee (that is not an existing Lender) which has been allocated any portion of the Additional Commitments shall execute an accession agreement to this Agreement, (ii) the Commitments of the existing Lenders which have been allocated any portion of the Additional Commitments shall be increased by such amount, (iii) the Pro Rata Percentages of the Lenders (including the Eligible Assignees as the new Lenders) shall be adjusted to reflect such allocations, (iv) if applicable, and subject to the payment of applicable amounts pursuant to Section 2.19 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Revolving Loans, and the Lenders shall make such adjustments of outstanding Revolving Loans between and among them, as shall be necessary to effect the reallocation of the Commitments such that, after giving effect thereto, the Revolving Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Commitments and (v) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Lenders (including the Eligible Assignees as the new Lenders) have agreed to increase their respective Commitments or make new Commitments in response to the Borrower’s request for an increase in the aggregate Commitments pursuant to this Section 2.25 and which other changes do not adversely affect the rights of those Lenders who do not elect to increase their respective Commitments, in each case without the consent of the Lenders other than those Lenders increasing their Commitments.

(b) Notwithstanding the foregoing, an increase in the aggregate amount of the Commitments pursuant to Section 2.25(a) shall be effective only if (i) no Default or Event of Default shall have occurred and be continuing on the date such increase is to become effective; (ii) each of the representations and warranties made by the Borrower in this Agreement and the other Loan Documents shall be true and correct on and as of the date of the Additional Commitment Notice and the date such increase is to become effective with the same force and effect as if made on and as of such date (or, if any such representation or warrant is expressly stated to have been made as of a specific date, as of such specific date); and (iii) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of such increase.

SECTION 2.26 Special Provisions Regarding Revolving Loans.

(a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding RFR Loans denominated in Sterling, RFR Loans denominated in Canadian Dollars and Eurocurrency Loans shall be automatically converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Dollar Amount of the aggregate principal amount of the RFR Loans denominated in Sterling, RFR Loans denominated in Canadian Dollars and Eurocurrency Loans on the date such Sharing Event first occurred, which ABR Loans denominated in Dollars, unless the Sharing Event resulted solely from a termination of the Commitments of all Lenders pursuant to clause (i) in the last paragraph of Article VII, shall be immediately due and payable on the date such Sharing Event has occurred) and (y) unless the Sharing Event resulted solely from a termination of the Commitments of all Lenders, all accrued and unpaid interest and other amounts owing with respect to such RFR Loans denominated in Sterling, RFR Loans denominated in Canadian Dollars and Eurocurrency Loans shall be immediately due and payable in Dollars, taking the Equivalent Dollar Amount of such accrued and unpaid interest and other amounts.

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(b) Upon the occurrence of a Sharing Event (i) no further Revolving Loans or Swingline Loans shall be made and no further Letters of Credit shall be issued, extended or increased, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding RFR Loans denominated in Sterling, RFR Loans denominated in Canadian Dollars and Eurocurrency Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such RFR Loans denominated in Sterling, RFR Loans denominated in Canadian Dollars and Eurocurrency Loans had originally been made in Dollars and shall be distributed by the relevant Lenders (or their affiliates) to the Administrative Agent for the account of the Lenders which made such Revolving Loans or are participating therein and (iii) the Commitments of the Lenders, the Swingline Commitment of the Swingline Lender and the L/C Commitments of the Issuing Lenders shall be automatically terminated.

SECTION 2.27 Replacement of Certain Lenders. In the event any Lender (a) shall have requested additional compensation from the Borrower under Section 2.18(c), Section 2.20 or Section 2.21, (b) shall have given notice under Section 2.18 of its inability to make or maintain as such any Eurocurrency Loan, RFR Loan or Floating Rate Loan, (c) is a Defaulting Lender hereunder, (d) shall have refused to make Revolving Loans in requested Alternative Currencies under Section 1.05, (e) is a Non-Consenting Lender, or (f) is a Designated Lender, the Borrower may, at its sole expense and effort, require such Lender (each, a “Departing Lender”) to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 9.04) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) such assignment shall not conflict with any Applicable Law, (ii) the Borrower shall have received a written consent of the Administrative Agent in the case of an assignee that is not a Lender, which consent shall not unreasonably be withheld, and (iii) the Borrower or such assignee shall have paid to the Departing Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (y) the date on which the Departing Lender receives all payments described in clause (iii), then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

SECTION 2.28 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08(b) and the definition of “Required Lenders”.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.34; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as

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determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans and funded participations under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.34; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or of any funded participations in Letters of Credit or Swingline Loans for which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the Facility without giving effect to Section 2.28(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.28(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Pro Rata Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (computed without giving effect to the Commitment of such Defaulting Lender), provided that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in L/C Obligations and Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender as decreased in connection with any outstanding Competitive Bid Loan in accordance with Section 2.01(a) minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (2) such Lender’s Pro Rata Percentage of outstanding L/C Obligations and Swingline Loans. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.28(c) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.34.

(e) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive a Facility Fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender.

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 2.05(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to such Lender’s Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.34.

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(iii) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clauses (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fees otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.28(c), (y) pay to each applicable Issuing Lender and the Swingline Lender, as applicable, the amount of any such fees otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay any remaining amount of any such fees.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans and funded and unfunded participations in Swingline Loans and L/C Obligations of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swingline Loans and L/C Obligations to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Percentages (without giving effect to Section 2.28(c)), whereupon such Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.29 Certain Permitted Amendments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time beginning on the date that is 18 months after the Closing Date, but not more than three times during the term of this Agreement (and with no more than one such offer outstanding at any one time), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary in Section 9.08, each Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Loans and Commitments of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate the aggregate Commitments of one or more of the Lenders that are not Accepting Lenders, and in connection therewith shall repay in full all outstanding Loans, and accrued but unpaid interest and fees (along with any amount owing pursuant to Section 2.19), at such time owing to such terminated Lender, with such termination taking effect, and any related repayment being made, upon the effectiveness of the Permitted Amendment. Additionally, to the extent the Borrower has terminated the Commitments of such Lenders, it may request any other Eligible Assignee (including any required consent of the Administrative Agent, the Issuing Lenders and/or the Swingline Lender, such consent not to be unreasonably withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Commitments terminated pursuant to the preceding sentence, provided that each Eligible Assignee (that is not an existing Lender) shall execute an accession agreement to this Agreement. Upon the effectiveness of any

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Permitted Amendment and any termination of any Lender’s Commitments (and any related repayment of Loans and unpaid interest and fees) pursuant to this section and any related commitment of an Eligible Assignee with respect to such terminated Commitments, subject to the payment of applicable amounts pursuant to Section 2.19 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Loans, and the Lenders shall make such adjustments of outstanding Loans between and among them, as shall be necessary to effect the reallocation of the Commitments such that, after giving effect thereto, the Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Commitments.

(b) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date, (ii) an increase in the interest rate with respect to the Loans and/or Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “class” of loans and/or commitments resulting therefrom, provided that (A) the allocation of the participation exposure with respect to any then-existing or subsequently made Swingline Loan or L/C Obligation as between the commitments of such new “class” and the Commitments of the then-existing Lenders shall be made on a pro rata basis as between the commitments of such new “class” and the Commitments of the then-existing Lenders, (B) (i) the Swingline Commitment may not be extended without the prior written consent of the Swingline Lender, and only to the extent the Swingline Commitment so extended does not exceed the aggregate Commitments extended pursuant to clause (i) above, and (ii) the L/C Commitment of any Issuing Lender may not be extended without the prior written consent of such Issuing Lender, (C) payments of principal and interest on Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.12(c), except that notwithstanding Section 2.12(c) the Loans and Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Maturity Date, without any pro rata reduction of the Commitments and repayment of loans of Accepting Lenders with a different Maturity Date, and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(d) This Section 2.29 shall supersede any provision in Section 9.08 to the contrary. Notwithstanding any reallocation into extending and non-extending “classes” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari passu in right of payment.

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SECTION 2.30 Reallocation of Lender Pro Rata Percentage; No Novation; Guarantor Release. On the Closing Date, the Loans made under the Existing Agreement shall be deemed to have been made under this Agreement, without the execution by the Borrower or the Lenders of any other documentation, and all such Loans currently outstanding shall be deemed to have been simultaneously reallocated among the Lenders as follows:

(a) On the Closing Date, each Lender that will have a greater Pro Rata Percentage of the Facility upon the Closing Date than its Pro Rata Percentage (under and as defined in the Existing Agreement) of the Facility (under and as defined in the Existing Agreement) immediately prior to the Closing Date (each, a “Facility Purchasing Lender”), without executing an Assignment and Acceptance, shall be deemed to have purchased assignments pro rata from each Lender (under and as defined in the Existing Agreement) that will have a smaller Pro Rata Percentage of the Facility upon the Closing Date than its Pro Rata Percentage (under and as defined in the Existing Agreement) of the Facility (under and as defined in the Existing Agreement) immediately prior to the Closing Date (each, a “Facility Selling Lender”) in all such Facility Selling Lender’s rights and obligations under this Agreement and the other Loan Documents as a Lender (collectively, the “Facility Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitment as set forth in Schedule 2.01 hereto and a corresponding Pro Rata Percentage of all Loans then outstanding under the Facility. Each such purchase hereunder shall be for a purchase price equal to the principal amount of the Loans at par and without recourse, representation or warranty, except that each Facility Selling Lender shall be deemed to represent and warrant to each Facility Purchasing Lender that the Facility Assigned Rights and Obligations of such Facility Selling Lender are not subject to any Liens created by that Facility Selling Lender. For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Loans outstanding at any time exceed its Commitment as set forth in Schedule 2.01 hereto.

(b) The Borrower shall, upon written demand by any Lender, with a copy of such demand to the Administrative Agent, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of the reallocations set forth in Section 2.30(a) above in respect of Term RFR Loans or Eurocurrency Loans to the extent such reallocations take place on a day other than the last day of the Interest Period for such Term RFR Loans or Eurocurrency Loans. The Borrower shall also, upon written demand by any Facility Selling Lender that is transferring all of its rights and obligations under this Agreement (with a copy of such demand to the Administrative Agent), promptly compensate such Facility Selling Lender for and hold such Facility Selling Lender harmless from any loss, cost or expense incurred by it as a result of such reallocations to the extent the reallocations set forth in Section 2.30(a) above in respect of Term RFR Loans or Eurocurrency Loans take place on a day other than the last day of the Interest Period for such Term RFR Loans or Eurocurrency Loans. Each such Facility Selling Lender shall be a third party beneficiary of this Section 2.30(b). Notwithstanding anything to the contrary contained in this Agreement, as of the Closing Date, all Interest Periods in respect of outstanding Loans under and as defined in the Existing Agreement) that are Eurocurrency Loans (under and as such term is defined in the Existing Agreement) shall end on and as of the Closing Date and the Lenders (under and as defined in the Existing Agreement) immediately prior to the Closing Date shall be entitled to payment from the Borrower of all accrued interest on any such Eurocurrency Loans (under and as such term is defined in the Existing Agreement) outstanding immediately prior to the Closing Date on the Closing Date.

(c) The Administrative Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Closing Date. Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York City time) on the Closing Date. The Administrative Agent shall distribute on the Closing Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule 2.01 hereto or at such other address as such Lender may request in writing to the Administrative Agent.

(d) Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Borrower (under and as defined in the Existing Agreement) outstanding under the Existing Agreement or the Loan Documents (under and as defined in the Existing Agreement), which Obligations shall remain outstanding under this Agreement after the date hereof as “Loans” except as expressly modified hereby or by instruments executed concurrently with this Agreement.

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(e) Notwithstanding anything to the contrary herein, the releases and terminations effected by Section 2.30(e) of the Existing Agreement remains and shall remain in full force and effect.

(f) On the Closing Date the Borrower shall pay to the Administrative Agent (under and as defined in the Existing Agreement) for the benefit of each Lender (under and as defined in the Existing Agreement) the Facility Fee (under and as defined in the Existing Agreement) due and payable under the Existing Agreement up to but not including the Closing Date.

SECTION 2.31 Designated Borrowers.

(a) The Company may, at any time or from time to time after the Closing Date, upon not less than five (5) Business Days’ notice to the Administrative Agent and the Lenders, designate one or more Wholly Owned Subsidiaries as Borrowers hereunder by furnishing to the Administrative Agent a letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit A-9 hereto, duly completed and executed by the Company and such Wholly Owned Subsidiary. Upon the effectiveness of any such designation of a Wholly Owned Subsidiary as provided in Section 2.31(c), such Subsidiary shall be a Designated Borrower and a Borrower entitled to borrow Loans on and subject to the terms and conditions of this Agreement. The Administrative Agent shall promptly notify each Lender of each Designation Letter by the Company and the identity of each Wholly Owned Subsidiary designated as a Borrower thereunder.

(b) Following the delivery of a Designation Letter pursuant to Section 2.31(a), the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent and the Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. In addition, as soon as practicable, and in any event not later than ten Business Days after the Company’s delivery of the Designation Letter, any Lender that (i) has not determined that it is legally permitted and operationally capable, without incurring material costs (to the extent not reimbursed by the Company), directly or through assignment to an Affiliate of such Lender pursuant to Section 9.04 (after such Lender’s use of reasonable efforts to obtain such legal permission and operational capability without incurring material costs (to the extent not reimbursed by the Company)), to lend to, establish credit for the account of and/or do business with the proposed Designated Borrower, (ii) has determined that the making of a Loan to the proposed Designated Borrower would reasonably be expected to subject such Lender to material adverse tax consequences, (iii) is required or has determined that it is prudent to register or file in the jurisdiction of the proposed Designated Borrower and does not wish to do so, (iv) is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which the proposed Designated Borrower is located or (v) is restricted by operational or administrative procedures or other applicable internal policies from making a Loan to the proposed Designated Borrower unless such Loan consists of a separate tranche which has not been created (a “Designated Lender”) shall so notify the Company and the Administrative Agent in writing. If a Designated Lender has so notified the Company and the Administrative Agent, the Company may at its option notify the Administrative Agent and such Designated Lender that the Commitments of such Designated Lender shall be terminated, which termination shall not be effective unless and until such Designated Lender shall have received payment in same day funds of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder.

(c) A Designation Letter shall become effective on the later to occur of (i) the twelfth Business Day following delivery thereof unless a Lender has identified itself as a Designated Lender within the time period specified in Section 2.31(b), in which case, the Designation Letter for such Wholly Owned Subsidiary will not be effective unless and until either the Commitments of each Designated Lender have been

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terminated in accordance with Section 2.31(b) or all Lenders cease to be Designated Lenders with respect to such Designated Borrower and (ii) the date upon which, to the extent required by the Administrative Agent, (x) the Administrative Agent has received a Beneficial Ownership Certification with respect to such proposed Designated Borrower(s) and (y) the conditions set forth in clauses (a), (d), (f), (g), (h), (j), (m) and (n) of Section 4.02 have been satisfied with respect to such proposed Designated Borrower(s).

(d) So long as all principal of and interest on all Loans made to any Designated Borrower have been paid in full, the Company may terminate the status of such Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit A-10 hereto, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders, whereupon the Lenders shall promptly deliver to the Company (through the Administrative Agent) the Notes, if any, of such former Borrower. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.21 or Section 2.18(c) or (ii) the obligations of the Company under Article X with respect to any such unpaid obligations.

(e) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature and the Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

SECTION 2.32 Incremental Term Loan Facility.

(a) The Borrower may, at any time, by written notice to the Administrative Agent, request that a portion of the available Additional Commitments permitted under Section 2.25 be designated as an incremental term loan (each, an “Incremental Term Loan Facility”) to be made available by the existing Lenders and/or Additional Incremental Term Loan Lenders, and to be effective as of the date specified in such notice (the “Incremental Term Loan Date”) specified in the related notice to the Administrative Agent; provided, however, that in no event shall the amount of any Incremental Term Loan Facility be less than $50,000,000 or, when combined with any and all prior Incremental Term Loan Facilities and Additional Commitments, exceed $500,000,000. In no event shall any Lender be required to participate in any Incremental Term Loan Facility.

(b) The notice from the Borrower pursuant to this Section 2.32 shall set forth the requested amount and proposed terms of each Incremental Term Loan Facility. Each Incremental Term Loan Facility may be made by any existing Lender (it being understood that no existing Lender shall have any obligation to commit to fund any portion of an Incremental Term Loan Facility unless it shall otherwise agree nor shall the Borrower be obligated to offer any such Lender the opportunity to fund any portion of any Incremental Term Loan Facility) or by any other banks or lending institutions that are reasonably acceptable to the Administrative Agent and the Borrower (any such other Person being called an “Additional Incremental Term Loan Lender”).

(c) Commitments in respect of an Incremental Term Loan Facility shall become Commitments under this Agreement pursuant to an amendment (each, an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Loan Lender and the Administrative Agent. Each Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.32. Subject to the provisions of this Section 2.32 and notwithstanding the provisions of Section 9.08, no approval from the Required Lenders or all Lenders will be required in connection with the implementation of an Incremental Term Loan Facility and the Administrative Agent and the Incremental Term Loan Lenders providing an Incremental Term Loan Facility shall be permitted to enter into such amendments to the Loan Documents as are necessary to give effect to such Incremental Term Loan Facility.

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SECTION 2.33 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) [Intentionally Omitted.]

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this subsection will occur prior to the applicable Benchmark Transition Start Date.

(iii) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term RFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of a Daily Simple RFR (including a Daily Simple RFR implemented as a Benchmark Replacement pursuant to Section 2.33(a)(ii)) for the applicable Permitted Currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the applicable Permitted Currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (iii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term RFR Notice with respect to the applicable Term RFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.33(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.33, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.33.

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(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term RFR, EURIBOR and BBSY) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for an RFR Loan of, conversion to or continuation of RFR Loans, or a Eurocurrency Loan of, conversion to or continuation of Eurocurrency Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Permitted Currency and, failing that, (i)(A) in the case of any request for an affected RFR Loan in Dollars, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (B) in the case of any request for any affected RFR Loan in Sterling, RFR Loan in Canadian Dollars or Eurocurrency Loan, then such request shall be ineffective and (ii)(A) any outstanding Daily Simple RFR Loans denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans, immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period and (B) any outstanding Eurocurrency Loans, RFR Loans denominated in Sterling or RFR Loans denominated in Canadian Dollars, at the Borrower’s election, shall either (i) be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Dollar Amount of the applicable Permitted Alternative Currency) immediately or, in the case of Eurocurrency Loans, at the end of the applicable Interest Period or (ii) in the case of RFR Loans denominated in Sterling, be prepaid in full immediately or, in the case of RFR Loans denominated in Canadian Dollars or Eurocurrency Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected that such Loans be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Dollar Amount of such Permitted Alternative Currency); provided, further that, with respect to any Eurocurrency Loan or Term RFR Loan, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan or Term RFR Loan, the Borrower shall be deemed to have elected for such Loans to be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Dollar Amount of Loans in a Permitted Alternative Currency) at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.34 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.28(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

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(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.34 or Section 2.28 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.34 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.28, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that subject to any exceptions set forth in Section 4.01(b):

SECTION 3.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of any Restricted Subsidiary whose failure to be validly existing or in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) in the case of the Borrower, has the power and authority to execute, deliver and perform its obligations under each Loan Document to which it is party and each other agreement or instrument contemplated thereby and in the case of the Borrower, to borrow and incur other obligations hereunder.

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SECTION 3.02 Authorization. The execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party and the borrowings of the Loans, and the use of proceeds thereof (collectively, the “Transactions”) (a) have been duly authorized by all requisite action, including approval of the Borrower’s board of directors or similar governing body and if required, stockholder action on the part of the Borrower, or, in the case of the use of proceeds thereof, will be so authorized in the ordinary course after the Closing Date, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any Subsidiary if such matter could reasonably be expected to have a Material Adverse Effect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority if such matter could reasonably be expected to have a Material Adverse Effect or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound if such matter could reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument if such matter could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien (other than pursuant to the Loan Documents or the Indenture) upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect or will be made or obtained in accordance with applicable laws, except when failure to obtain any such consents or approvals could not reasonably be expected to cause a Material Adverse Effect or jeopardize enforceability of any of the Loan Documents.

SECTION 3.05 Financial Statements. The Borrower has heretofore furnished to Administrative Agent (i) the Consolidated balance sheets and statements of income and cash flow of the Borrower and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2023, audited and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (ii) the unaudited Consolidated balance sheets and statements of income and cash flow of the Borrower and its Consolidated Subsidiaries as of and for the fiscal quarter ended March 31, 2024 certified by the Financial Officer of the Borrower. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject in the case of clause (ii) above to normal year-end adjustments and the absence of footnotes.

SECTION 3.06 No Material Adverse Change. As of the date hereof, there has been no material adverse change in the business, assets, operations, property, or financial condition of the Borrower, its Domestic Subsidiaries that are Restricted Subsidiaries and its Foreign Subsidiaries, taken as a whole, since December 31, 2023, not previously disclosed in writing to the Administrative Agent or Lenders or disclosed in public filings of the Borrower made with the Securities and Exchange Commission prior to the Closing Date and publicly available electronically at www.sec.gov or www.choicehotels.com (it being understood that changes in general economic conditions shall not be deemed to constitute such a material adverse change).

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SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where such failure would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b) Each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 [Reserved].

SECTION 3.09 Litigation; Compliance with Laws.

(a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person and to the knowledge of any Responsible Officer of the Borrower there are not any investigations now pending or threatened against the Borrower or any Restricted Subsidiary, in each case, (i) which involve any Loan Document or the Transactions (excluding any such actions, suits or proceedings threatened by the Lenders or the Administrative Agent) or (ii) as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could, individually or in the aggregate, reasonably be anticipated to result in a Material Adverse Effect.

(b) To the best knowledge of any Responsible Officer of the Borrower, neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.10 Agreements.

(a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restriction that has resulted or could reasonably be anticipated to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.11 Federal Reserve Regulations.

(a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Following application of the proceeds of each Loan and Letter of Credit, not more than twenty-five percent (25%) of the value of the assets of the Borrower will be Margin Stock. No part of the proceeds of any Loan or Letter of Credit has been used for any purpose that violates the provisions of Regulations T, U or X.

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SECTION 3.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit in accordance with Section 5.08.

SECTION 3.14 Tax Returns. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except, in each case, (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books reserves as shall be required in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 No Material Misstatements. No information, report, financial statement, exhibit or schedule (other than financial projections, forward-looking statements and any information of a general economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished) contained or contains when furnished any untrue statement of material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading, provided that notwithstanding the foregoing with respect to financial projections, financial projections shall, to the actual knowledge of the chief financial officer of the Borrower, represent good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries (using assumptions that the chief financial officer of the Borrower believes in good faith to be reasonable at the time prepared and made available, it being recognized by the Administrative Agent and the Lenders that such projections are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will in fact be realized).

SECTION 3.16 Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each of the Plans, (i) each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder, (ii) no Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, (iii) the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan, (iv) neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability or any other liability under Title IV of ERISA (other than premiums not yet due) that remains unpaid , (v) neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and to the best knowledge of any Responsible Officer of the Borrower no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, and (vi) neither the Borrower nor any ERISA Affiliate has received any notice from the PBGC regarding the funded status of any Plan.

SECTION 3.17 [Reserved].

SECTION 3.18 Solvency. As of the Closing Date, with respect to the Borrower and the Restricted Subsidiaries, collectively, (a) the fair valuation of and the present fair saleable value of their assets, measured on a going concern basis, exceed the amount that will be required to be paid on or in respect of their existing debts and other probable liabilities at a fair valuation (including contingencies) as such debts and liabilities mature, as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act, (b) their assets do not constitute unreasonably small capital for the Borrower and the Restricted Subsidiaries to carry out their businesses as now conducted and as proposed to be conducted and (c) they do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

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SECTION 3.19 OFAC. Neither the Borrower nor any of its Subsidiaries is (i) a Sanctioned Person, (ii) under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (iii) directly or indirectly derive revenues from investments in, or transactions with, Sanctioned Persons in violation of applicable Sanctions.

SECTION 3.20 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and each of its Restricted Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(b) The Borrower and each of its Restricted Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(c) To the knowledge of any Responsible Officer of the Borrower, no claim has been asserted in writing by any Person with respect to the use of any Intellectual Property by the Borrower or any of its Restricted Subsidiaries, or challenging or questioning the validity of any Intellectual Property; and

(d) The use of such Intellectual Property by the Borrower and each of its Restricted Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any material liabilities on the part of the Borrower or any of its Restricted Subsidiaries.

SECTION 3.21 Anti-Corruption Laws; Anti-Money Laundering Laws. The Borrower and all of its Subsidiaries and, to the knowledge of any Responsible Officer of the Borrower, all directors, officers, employees, agents or Affiliates thereof, are in compliance in all material respects with applicable Sanctions (including the Trading with the Enemy Act), Anti-Money Laundering Laws Anti-Corruption Laws and the Patriot Act.

SECTION 3.22 Affected Financial Institution. Neither the Borrower nor any of its Subsidiaries is an Affected Financial Institution.

SECTION 3.23 Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered by the Borrower prior to the Closing Date is true and correct in all material respects.

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ARTICLE IV

CONDITIONS OF LENDING

The effectiveness of this Agreement and the obligations of the Lenders to make or participate in the Loans hereunder and the obligation of any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of the making of each Loan (or the date of issuance, increase, renewal or extension of a Letter of Credit, as applicable) each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03, Section 2.04, 2.05 or Section 2.11, as the case may be.

(b) The representations and warranties set forth in Article III hereof (except, at any time the Company maintains a customary commercial paper lending facility, the Excluded Representations) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(c) No Default or Event of Default shall have occurred and be continuing. Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or analogous documents) and all amendments thereto of the Borrower certified as of a recent date by the Secretary of State (or other appropriate Governmental Authority) of the state (or country) of its organization or such other evidence as is reasonably satisfactory to the Administrative Agent; (ii) a certificate as to the good standing (or other analogous certification to the extent available) of the Borrower as of a recent date, from the appropriate Secretary of State (or other appropriate Governmental Authority) or such other evidence as is reasonably satisfactory to the Administrative Agent; (iii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or such other analogous documents to the extent available) of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is party, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or analogous documents) of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or other analogous certification or such other evidence reasonably satisfactory to the Administrative Agent) furnished pursuant to clause (i) or (ii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (iii) above; and (v) such other documents as the Administrative Agent or the Lenders may reasonably request.

(b) The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date and signed by a Financial Officer of the Borrower confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

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(c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date.

(d) The Administrative Agent shall have received a favorable written opinion of Hogan Lovells US LLP, special counsel to the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent and the Lenders, and the Borrower hereby instructs such counsel to deliver such opinion to the Administrative Agent.

(e) Neither the Borrower nor any of its Restricted Subsidiaries shall have outstanding any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) other Indebtedness permitted under Section 6.01 and outstanding on the Closing Date.

(f) No condition, circumstance, action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could be reasonably be expected to have a Material Adverse Effect.

(g) The Administrative Agent shall have received counterparts of all Loan Documents signed on behalf of the Borrower.

(h) The Administrative Agent shall have received an original Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(i) [Reserved].

(j) The Borrower shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(k) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(l) No material adverse change in the business, assets, operations, property, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, shall have occurred since December 31, 2023 except as disclosed in public filings of the Borrower made with the Securities and Exchange Commission prior to the Closing Date and publicly available electronically at www.sec.gov or www.choicehotels.com.

(m) (i) The Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act, and (ii) if the Borrower qualifies as a ‘legal entity customer’ within the meaning of the Beneficial Ownership Regulation, a Beneficial Ownership Certification for the Borrower; in each case delivered at least five Business Days prior to the Closing Date.

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(n) The Administrative Agent shall have received a Notice of Account Designation in the form attached hereto as Exhibit A-2.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notices shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05, and except for inactive Restricted Subsidiaries that do not engage in any business and except for Restricted Subsidiaries whose failure to maintain legal existence would not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in the conduct of its business, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect; comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain and operate its business in primarily the manner in which it is presently conducted and operated; and (ii) at all times maintain and preserve all property used in the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02 Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

SECTION 5.03 Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful and valid claims for labor, materials and supplies or otherwise which, if unpaid, would reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary shall have set aside on its books reserves with respect thereto as shall be required in conformity with GAAP.

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SECTION 5.04 Financial Statements, Reports, etc.. In the case of the Borrower, furnish to the Administrative Agent (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice):

(a) within 90 days after the end of each fiscal year, its audited Consolidated balance sheets and related statements of income and cash flow, showing the financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Ernst & Young LLP or such other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such Consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2024, its unaudited Consolidated balance sheets and related statements of income and cash flow, showing the financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by the Financial Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the accounting firm or the Financial Officer of the Borrower opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and in any event will be based on the actual knowledge after due inquiry of the Person giving the certificate, and:

(i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.11 and, if applicable, Section 6.12; and

(iii) with respect to the computations delivered pursuant to Section 5.04(c)(ii), the Financial Officer shall break out and separately provide the financial information relating solely to Domestic Subsidiaries that are Unrestricted Subsidiaries and certify the accuracy of such information;

(d) promptly after the same become publicly available, copies (which such deliveries may be made by email) of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(e) promptly upon a Responsible Officer of the Borrower becoming aware of a change in the Debt Rating (including the initial issuance of any Investment Grade Rating or the failure to maintain any Investment Grade Rating);

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(f) promptly following any change in beneficial ownership of the Company or a Designated Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate, an updated Beneficial Ownership Certification (it being understood that no reporting shall be required pursuant to this clause (f) with respect to the Company as long as it remains listed on the New York Stock Exchange); and

(g) promptly from time to time, such other information regarding the operations, business affairs and financial condition of the Company, a Designated Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, including, without limitation, any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act; provided, however, that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall the Company or any Subsidiary be required to provide any such information which (i) violates any binding confidentiality obligations of the Company and/or its Subsidiaries to a Person other than the Company or any of its Subsidiaries (not entered into in contemplation hereof), (ii) constitutes non-financial trade secrets or non-financial proprietary information, (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or (iv) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that the Borrower shall (i) use commercially reasonable efforts to communicate such materials in a manner that would not waive such privilege or violate such Applicable Law or confidentiality obligations and (ii) notify the Administrative Agent to the extent that any such materials are not being disclosed on such grounds.

Any of the deliveries required by this Section 5.04 may be made by email to the Administrative Agent in accordance with Section 9.01, provided that the financial statements required to be delivered pursuant to paragraphs (a) and (b) above and the information required to be delivered pursuant to paragraph (d) above shall be deemed to have been delivered on the earlier of (A) the date on which the Borrower has posted such information on the Securities and Exchange Commission’s website and (B) the date on which the Borrower has posted such information, and has provided notice to the Administrative Agent of such posting of, such information on the Borrower’s website and/or on the internet at the website address provided in such notice, or at another website accessible by the Lenders without charge.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain®, Intralinks®, SyndTrak® or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Proprietary Information, they shall be treated as set forth in Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, (x) the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC” and (y) each Public Lender shall designate to the Administrative Agent one or more persons who are entitled to receive and view Borrower Materials containing material non-public information to the same extent as Lenders that are not Public Lenders.

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SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after a Responsible Officer of the Borrower learns of it (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice):

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could reasonably be anticipated to result in a Material Adverse Effect;

(c) the maintenance of (or subsequent termination of) a customary commercial paper lending facility by the Borrower; and

(d) any development that has resulted in a Material Adverse Effect.

SECTION 5.06 ERISA. (a) Comply with the applicable provisions of ERISA, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the funded status of any Plan or to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, in each case, where such event could reasonably be expected to have a Material Adverse Effect, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, in each case, where such event could reasonably be expected to have a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case, within the meaning of Title IV of ERISA, in each case, that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and upon reasonable notice by any Lender permit any representatives designated by such Lender, subject to Section 9.15, to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times during normal business hours and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor, in each case subject to any applicable limitation set forth in Section 5.04(g). So long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent or any Lender for expenses incurred in connection with any such inspection or examination.

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SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and Letters of Credit only (a) to pay certain existing Indebtedness of the Borrower and its Subsidiaries on the Closing Date, (b) to pay fees and expenses in connection with the entering into of this Agreement and the Facilities, and the related transactions, and (c) for general corporate purposes of the Borrower and its Restricted Subsidiaries, including, without limitation, working capital, investments, acquisitions, repayment of other Indebtedness, payments of dividends, repurchasing outstanding capital stock and capital expenditures (provided that such activities are permitted by any other provisions of this Agreement and the other Loan Documents). In no event shall (a) any part of the proceeds of the Loans or Letters of Credit be used by the Borrower (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or (ii) fund any operations in, finance any investments or activities in, or make any payments to, a Person in violation of any Sanctions, any Anti-Terrorism Laws, Anti-Money Laundering Laws or any Anti-Corruption Laws, (b) the funds used to repay the Facilities be derived from any unlawful activity in violation of any Anti-Terrorism Law, any Anti-Money Laundering Law or any Anti-Corruption Law or (c) more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries be Margin Stock.

SECTION 5.09 Additional Subsidiaries.

(a) [Reserved].

(b) Additional Domestic Subsidiary. If at any time after the Closing Date, the Company or any Subsidiary creates or acquires any Domestic Subsidiary that is to be designated as an Unrestricted Subsidiary for the fiscal period in which it was created or acquired, not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired (or such later date as may be agreed by the Administrative Agent, in its discretion), the Company shall designate such Domestic Subsidiary as an Unrestricted Subsidiary in accordance with Section 5.09(c).

(c) Designation and Redesignation of Subsidiaries. So long as no Default or Event of Default exists or would result from such designation or redesignation, the Company may, at any time upon written notice to the Administrative Agent, (1) redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, (2) redesignate any Domestic Subsidiary previously designated as an Unrestricted Subsidiary as a Restricted Subsidiary, or (3) designate any newly created or acquired Domestic Subsidiary as an Unrestricted Subsidiary. No such designation of a new Subsidiary as an Unrestricted Subsidiary or redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary under this subsection (c) shall be permitted unless, at the time in question, the Company would have the right, without causing a Default or Event of Default, to invest an amount of money equal to the value of such Unrestricted Subsidiary’s assets directly or indirectly in the equity of such Unrestricted Subsidiary in compliance with Section 6.04.

(d) [Reserved].

(e) Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower and all of its Subsidiaries will maintain in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

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ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless the Required Lenders shall otherwise consent in writing, the Borrower shall not, and shall not cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create or assume any Indebtedness if a Default or an Event of Default would exist after giving effect to the incurrence, creation or assumption of such Indebtedness.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights (excluding rights of first refusal) in respect of any thereof, except Liens satisfying any of the following tests:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided, however, that such Liens shall secure only those obligations which they secure on the date hereof except as otherwise permitted hereunder;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(c) Liens for taxes, assessments or governmental or quasi-governmental charges or levies not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

(e) statutory liens of landlords in respect of property leased by the Borrower or any Restricted Subsidiary;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits and other Liens in scope consistent with industry practice to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i) Liens created under the Loan Documents to secure the Obligations (and refinancings thereof);

(j) other Liens to secure purchase-money Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiary, and refinancings, renewals and replacements thereof, provided that (i) such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related Franchise Agreements and (ii) each such Lien is limited to the property and assets acquired in connection with such purchase-money Indebtedness;

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(k) other Liens to secure Non-Recourse Indebtedness of the Borrower or any Restricted Subsidiary and refinancings, renewals and replacements thereof, provided that such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related Franchise Agreements;

(l) Liens to secure Recourse Indebtedness of the Borrower or any Restricted Subsidiary and permitted refinancings thereof, provided that (i) such Lien does not apply to any property or assets of the Borrower or such Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related Franchise Agreements and (ii) the aggregate outstanding principal amount of Recourse Indebtedness secured by Liens shall not at any time exceed the greater of (A) $300,000,000 and (B) 15% of Consolidated Net Assets;

(m) Liens on the property of the Borrower or any of its Restricted Subsidiaries in favor of landlords securing licenses, subleases or leases entered into in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(n) Liens arising from precautionary UCC financing statement filings (or equivalent filings, registrations or agreements in foreign jurisdictions) regarding operating leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens securing judgments which do not constitute an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(p) customary Liens in favor of a banks or other depository or financial institutions arising as a matter of law and encumbering deposits or other funds maintained with such financial institution (including rights of setoff);

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(s) Liens in the nature of good faith deposits required in connection with, or escrow arrangements securing indemnification obligations associated with, any investment transaction permitted under Section 6.04;

(t) Liens resulting from the refinancing, renewal or extension of obligations secured by any Lien permitted by clause (a) or (b) of this Section 6.02, so long as (x) the principal amount of the obligations secured thereby is not increased as a result thereof (except to the extent Liens securing any such incremental obligations are independently permitted under (and applied as a utilization of the basket described in) Section 6.02(l) above) and (y) such renewals, replacements and extensions do not result in Liens applying to any property or assets which are not already subject to the Liens securing the respective obligations being renewed, replaced or extended;

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(u) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing, including, to the extent consistent with customary market practice for such financing, Liens on Capital Stock or other securities issued by a Securitization Subsidiary securing obligations under such Qualified Securitization Financing; and

(v) Liens on any Principal Property or the Capital Stock of any Principal Property Subsidiary granted in favor of the trustee under the Indenture; provided, that the Borrower and its Subsidiaries shall have granted Liens on such assets in favor of the Administrative Agent that are pari passu with the Liens granted in favor of the trustee under the Indenture.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction unless immediately thereafter the value (determined as of the time of sale in accordance with GAAP) of all property the subject of Sale and Lease-Back Transactions, when added to the aggregate principal amount of Indebtedness of the Borrower or any Restricted Subsidiary secured at such time by Liens permitted only under Sections 6.02(j) and (k), does not exceed 15% of Consolidated Total Assets at such time.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Capital Stock, comparable ownership interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make any investment or any other interest in (including any Guarantee of the Indebtedness of), any other Person, except:

(a) (i) loans, advances, capital contributions, guarantees and other investments existing on the date hereof and (ii) loans, advances, capital contributions, guarantees and other investments by the Borrower or any Restricted Subsidiary in the capital stock or comparable ownership interests of any Subsidiary (other than with respect to Unrestricted Subsidiaries), including by means of contributions to such Subsidiary of Hotel Properties and Guarantees of such Subsidiary’s Indebtedness and other obligations;

(b) loans, advances, capital contributions, guarantees and other investments by the Borrower to Restricted Subsidiaries or by Subsidiaries to the Borrower or any Restricted Subsidiary, in each case to the extent no Default or Event of Default would result after giving effect thereto;

(c) Permitted Liquid Investments;

(d) so long as no Default or Event of Default has occurred and is continuing, loans and advances by the Borrower and its Restricted Subsidiaries to their employees, officers, and directors in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $2,000,000;

(e) (i) other investments, capital contributions, guarantees, loans and advances made in connection with hospitality-related business activities and ancillary business activities reasonably related thereto (other than with respect to Unrestricted Subsidiaries), (ii) loans, advances, capital contributions, guarantees and other investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary on an Arms-Length Basis, (iii) capital contributions to Unrestricted Subsidiaries to the extent permitted by clause (b) of Section 6.07 and (iv) Permitted Non-Arms-Length Unrestricted Subsidiary Investments; provided that, in each case of this clause (e), at the time that any such investment is incurred, (x) no Default or Event of Default has occurred and is continuing, or would exist after giving effect thereto and (y) the Borrower is in compliance with Section 6.11 and, if applicable, Section 6.12 (both immediately before and immediately after giving effect thereto);

(f) so long as no Default or Event of Default has occurred and is continuing, repurchases of the outstanding stock of the Borrower in accordance with Section 6.10;

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(g) other investments, capital contributions, guarantees, loans and advances not otherwise permitted pursuant to this Section 6.04 in an aggregate amount outstanding at any time not in excess of the greater of (A) $125,000,000 and (B) 5% of Consolidated Total Assets;

(h) subject to the satisfaction of the requirements of the definition of “Qualified Securitization Financing”, (i) loans, advances, capital contributions, guarantees and other investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Financing (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets in connection with a Qualified Securitization Financing;

(i) Hedging Agreements of the Borrower or any of its Restricted Subsidiaries entered into by such Person in the ordinary course of business for non-speculative purposes; and

(j) to the extent constituting an investment, obligations of the Company arising under Article X hereof.

For purposes of Section 5.09(b) and clauses (d), (e) and (g) of this Section 6.04, calculations shall be on the basis of amounts actually invested, net of any return on investment or return of capital with respect to such investments, and without regard to any write-up or write-down of the value of such investments.

SECTION 6.05 Mergers and Consolidations. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets whether now owned or hereafter acquired, including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division” under the Delaware Limited Liability Company Act, except that:

(a) (i) the Borrower may merge or consolidate with a Subsidiary or (ii) a Subsidiary may merge or consolidate with the Borrower, in each case so long as the Borrower is the surviving entity;

(b) any Subsidiary may merge or consolidate with another Subsidiary; provided that if the surviving entity is a Domestic Subsidiary that is to constitute an Unrestricted Subsidiary, the provisions of Section 5.09(b) shall apply.

(c) any Restricted Subsidiary may merge or consolidate with another Restricted Subsidiary;

(d) the Borrower or any Subsidiary may merge or consolidate with another Person; provided, however, that (i) the Borrower or such Subsidiary is the surviving entity, or in the case of a Subsidiary, such merger or consolidation of such Subsidiary into another Person is a disposition or Asset Sale permitted hereunder and (ii) no Default or Event of Default has occurred and is continuing, or would exist after giving effect to such merger or consolidation; and

(e) the Borrower and any of its Restricted Subsidiaries may consummate dispositions and Asset Sales permitted by Section 6.06.

SECTION 6.06 Asset Sales. Consummate any Asset Sale if (a) a Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto or (b) such Asset Sale consists of any franchise brand (whether now owned or hereafter acquired) and the Borrower would not be in pro forma compliance with the covenants set forth in Section 6.11 and, if applicable, Section 6.12, after giving effect to such Asset Sale and any substantially simultaneous repayment of Indebtedness with the proceeds thereof.

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SECTION 6.07 Transactions with Affiliates. Other than (a) investments, loans, advances, guarantees and other transactions permitted pursuant to Section 6.04, Section 6.05 and Section 6.10, (b) capital contributions to Unrestricted Subsidiaries that are Wholly Owned Subsidiaries, (c) transactions pursuant to the reasonable requirements of the Borrower’s or a Restricted Subsidiary’s business and consistent with the types of transactions entered into by the Borrower or its Restricted Subsidiaries with Unrestricted Subsidiaries prior to the Closing Date (as determined in good faith by the Borrower) and (d) transactions among the Borrower and its Restricted Subsidiaries, sell or transfer any property or assets to, guarantee Indebtedness for the benefit of, make investments in or loans to, or purchase or acquire any property or assets from, or otherwise enter into any other transactions with, any of its Affiliates (other than the Borrower and its Restricted Subsidiaries) that would be material in relation to the business, operations, financial condition or properties of the Borrower and its Restricted Subsidiaries, taken as a whole, unless such transaction is conducted on an Arms-Length Basis.

SECTION 6.08 Certain Accounting Changes; Organizational Documents. (a) Change its fiscal year end from December 31 without the prior written consent of the Administrative Agent, or make any change in its accounting treatment and reporting practices except as required or permitted by GAAP, (b) [reserved] or (c)(i) with respect to the Company, any Designated Borrower that is a Domestic Subsidiary and any Designated Borrower that is a Foreign Subsidiary of the type described in clause (ii) of the definition thereof, reorganize or reincorporate in a jurisdiction (other than its then-existing jurisdiction of organization or incorporation or another jurisdiction located in the United States) and (ii) with respect to any Designated Borrower that is a Foreign Subsidiary of the type described in clause (i) of the definition thereof, reorganize or reincorporate in a jurisdiction (other than its then-existing jurisdiction of organization or incorporation).

SECTION 6.09 [Reserved].

SECTION 6.10 Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of the Borrower now or hereafter outstanding, return any capital to stockholders of the Borrower, or make any distribution of assets, Capital Stock, obligations or securities to its stockholders (collectively, “Restricted Payments”), except (a) dividends payable solely in the same class of Capital Stock of such Person, (b) dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) or any Subsidiary, (c) Restricted Payments required to be made in connection with stock incentive or retirement plans and other contractual obligations to employees, (d) the distribution of rights pursuant to a customary shareholder rights plan or the redemption of such rights in accordance with terms of such shareholder rights plan, (e) other Restricted Payments so long as no Event of Default shall have occurred and be continuing or would result therefrom, and (f) any Restricted Payment pursuant to the foregoing clauses (a) through (e) within 90 days of the declaration thereof if at the time of declaration such Restricted Payment was otherwise permitted.

SECTION 6.11 Consolidated Leverage Ratio. As of the last day of each fiscal quarter commencing with the fiscal quarter ending on June 30, 2024 and thereafter, in the case of the Borrower, permit the Consolidated Leverage Ratio to exceed 4.50:1.00; provided, however, that on up to two (2) nonconsecutive occasions, the Consolidated Leverage Ratio may increase to a maximum of 5.50:1.00 for up to four (4) consecutive fiscal quarters commencing with the fiscal quarter in which a Material Acquisition has occurred.

SECTION 6.12 Consolidated Fixed Charge Coverage Ratio. In the case of the Borrower, permit the Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter commencing with the fiscal quarter ending on June 30, 2024 to be less than 2.50:1.00; provided, that until such time that the Borrower no longer maintains an Investment Grade Rating, the requirements of this Section 6.12 shall not apply for all purposes of this Agreement (including for purposes of any other provision that references this Section 6.12).

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SECTION 6.13 OFAC. The Borrower will not (A) engage in, or permit any Subsidiary to engage in, any dealings or transactions in violation of applicable Sanctions or (B) directly or indirectly use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (i) to fund any activities or businesses of or with any Sanctioned Person, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Money Laundering Laws or Anti-Corruption Laws. The Borrower shall notify the Administrative Agent in writing not more than five (5) Business Day after first becoming aware of any breach of this Section 6.13.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default’’):

(a) any representation or warranty made or deemed made (such representation or warranty being deemed made as provided in Section 4.01) in or in connection with any Loan Document or Loan hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall with respect to any representation or warranty hereunder prove to have been false or misleading in any material respect, when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a) or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied (i) for a period of 10 Business Days after notice thereof from the Administrative Agent to the Borrower in the case of Sections 5.04(a), 5.04(b), 5.04(c) or 5.05(a) or (ii) for a period of 30 days after notice from the Administrative Agent to the Borrower in all other cases;

(f) the Borrower or any Material Subsidiary shall (i) fail to pay any principal or interest due in respect of any Indebtedness (other than in respect of the Facility) in an aggregate principal amount (or, with respect to any Hedging Agreement, the Termination Value) in excess of $150,000,000, when and as the same shall become due and payable by the Borrower or such Material Subsidiary, after taking into account all applicable notice, grace or cure periods or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness (other than in respect of the Facility) in an aggregate principal amount (or, with respect to any Hedging Agreement, the Termination Value) in excess of $150,000,000, if the effect of such failure or event referred to in this clause (ii) is to cause such Indebtedness to become due prior to its stated maturity or, with respect to a Hedging Agreement, such Hedging Agreement to be terminated;

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(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary, or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary, shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or such Material Subsidiary or for a substantial part of the property or assets of the Borrower or such Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) in excess of $150,000,000 shall be rendered against the Borrower or any Material Subsidiary and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall levy upon assets or properties of the Borrower to enforce any such judgment and such levy has not been effectively stayed within 10 days;

(j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430 of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan or the PBGC and that such events or conditions, together with all other events or conditions described in this clause (j), if any, could reasonably be expected to have a Material Adverse Effect and (ii) as a result thereof an Event of Default exists hereunder; or (x) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or (y) the PBGC shall institute proceedings to terminate any Plan or Plans, and in each case of this clause (j), such event, together with all other such events or conditions described in this clause (j), if any, could reasonably be expected to have a Material Adverse Effect;

(k) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan and (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and in each case of this clause (k), such event or condition, together with all other such events or conditions described in this clause (k), if any, could reasonably be expected to have a Material Adverse Effect;

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(l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and in each case of this clause (l), such event or condition, together with all other such events or conditions described in this clause (l), if any, could reasonably be expected to have a Material Adverse Effect; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans and the Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding clause (ii), demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit; and in any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and the Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, and all Letters of Credit with respect to which presentment for honor shall not have occurred at such time shall automatically be required to be Cash Collateralized, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 2.13. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment. Each of the Lenders and each Issuing Lender hereby irrevocably designates and appoints the Administrative Agent named herein to act on its behalf as the Administrative Agent of such Lender or such Issuing Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender and each such Issuing Lender irrevocably authorizes the Administrative Agent named herein, as Administrative Agent for such Lender or such Issuing Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender or any Issuing Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article VIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender or Issuing Lender.

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SECTION 8.02 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care, provided that this Section 8.02 shall not be construed to relieve such agents or attorneys-in-fact from liability.

SECTION 8.03 Exculpatory Provisions.

(a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates shall:

(i) be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(iii) have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any Subsidiary that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, any Arranger or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders and Issuing Lenders pursuant to the express provisions of this Agreement; or

(iv) be required to account to any Lender or Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(b) The Administrative Agent, the Arrangers and their respective Affiliates shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.8 and Section 7) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

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(c) The Administrative Agent, the Arrangers and their respective Affiliates shall not be responsible for or have any duty or obligations to any Lender, Issuing Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 2.05(i)), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

(d) The Administrative Agent, the Arrangers and their respective Affiliates shall not be responsible in any manner to any of the Lenders or Issuing Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender or Issuing Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

SECTION 8.04 Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, email, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Issuing Lenders.

(b) For purposes of determining compliance with any condition specified in Section 4.01 that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.

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(c) For purposes of determining compliance with the conditions specified in Section 4.02, each Lender and Issuing Lender that has signed this Agreement or a signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice from such Lender or such Issuing Lender prior to the proposed Closing Date (or the effective date of the applicable Assignment and Acceptance or other Loan Document) specifying its objection thereto.

(d) The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

SECTION 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender, Issuing Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Swingline Lender, the Issuing Lenders and the other Lenders (and if the notice comes from the Swingline Lender, an Issuing Lender or any other Lender, to the Borrower). The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders), provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

SECTION 8.06 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any Issuing Lender. Each Lender and Issuing Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans, fund participations in respect of L/C Obligations or Swingline Loans and enter into this Agreement. Each Lender and Issuing Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders and/or Issuing Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates. Nothing in this Agreement or any other Loan

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Document shall require the Administrative Agent or any of its directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender or Issuing Lender and each Lender and Issuing Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

SECTION 8.07 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Pro Rata Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or Issuing Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 8.07 shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 8.08 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity. The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

SECTION 8.09 Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign as the Administrative Agent at any time by giving notice thereof to the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, provided that if the Administrative Agent shall notify the Borrower, the Issuing Lenders and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), (ii) all payments, and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly and (iii) all determinations provided to be made by the Administrative Agent shall instead be made by the Required Lenders, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as an Administrative Agent hereunder by a

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successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder without any other or further act or deed on the part of such retiring Administrative Agent, any Issuing Lender or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Any resignation by WFB as Administrative Agent pursuant to this Section 8.09 shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 8.10 Other Agents, Arrangers and Managers. None of the Persons identified on the facing page, in the preamble of this Agreement or on the signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “joint book-running manager,” or “joint lead arranger,” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Without limiting the foregoing, none of the Persons so identified shall in such capacity have or be deemed to have any fiduciary relationship with any Lender or Issuing Lender. Each Lender and Issuing Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.11 Erroneous Payments.

(a) Each Lender, each Issuing Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, Issuing Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

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(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the Currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient under any Loan Document, against any amount due to the Administrative Agent under this Section 8.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

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(f) Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 8.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 8.12 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the loans, advances or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the obligations of such Lender in respect of the loans, advances, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the obligations of such Lender in respect of the loans, advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the obligations of such Lender in respect of the loans, advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the obligations of such Lender in respect of the loans, advances, the Commitments and this Agreement.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

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ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail, telecopy and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

(a) if to the Borrower, at 915 Meeting Street, North Bethesda, Maryland 20852, Attention of General Counsel at simone.wu@choicehotels.com and contracts@choicehotels.com, with a copy to the Chief Financial Officer of the Borrower at scott.oaksmith@choicehotels.com and maria.uy@choicehotels.com;

(b) if to the Administrative Agent, to Wells Fargo Bank, National Association, MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, Attention of: Syndication Agency Services, Telephone No.: (704) 590-2706, Facsimile No.: (844) 879-5899, Email: Agencyservices.requests@wellsfargo.com; and

(c) if to a Lender or Issuing Lender, to it at the address of such Lender or Issuing Lender set forth on the Register.

The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the office of the Administrative Agent referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

Except as otherwise provided in Section 9.14(c), all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans or the issuance by any Issuing Lender of any Letter of Credit, regardless of any investigation made by the Administrative Agent or the Lenders or any Issuing Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any Letter of Credit, or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and so long as the Commitments have not been terminated.

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SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender and each Issuing Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Lender and each Lender and their respective successors and assigns, except that the Borrower may not assign or delegate its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders and each Issuing Lender.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Lenders or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower (unless an Event of Default under clauses (b), (c), (g) or (h) of Article VII or a Default in the performance and observance of Section 6.11 or, if applicable, Section 6.12, has occurred and is continuing, in which case the Borrower’s consent to such assignment shall not be required) and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of all of a Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $5,000,000 or shall be zero, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent (provided, however, that (A) no such fee shall be payable in the case of an assignment to a Lender Affiliate and (B) the Administrative Agent shall have the right to waive such fee in its sole discretion) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lenders rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20, 2.21 and 9.05, as well as to any fees accrued for its account hereunder and not yet paid)). If the consent of the Borrower is required pursuant to this Section 9.04, and the Borrower does not respond to the Administrative Agent’s request for consent within five (5) Business Days of the receipt of such request, the consent shall be deemed given. Notwithstanding the foregoing, no such assignment will be made by any Lender to any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not

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become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s information), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with (i) an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), (ii) if applicable, the processing and recordation fee referred to in Section 9.04(b) and (iii) if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (A) accept such Assignment and Acceptance, (B) record the information contained therein in the Register and (C) give prompt notice thereof to the Lenders.

(f) Each Lender may without the consent of or notice to the Borrower, the Administrative Agent, any Issuing Lender or any other Lender sell participations to one or more banks or other entities (excluding any natural person, a holding company, investment vehicle or trust for, or owned or operated for, the primary benefit of a natural person, Defaulting Lender or Affiliate of a Defaulting Lender, the Borrower or any Affiliate or Subsidiary of the Borrower) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) in a minimum gross amount of $5,000,000 per participating bank or entity; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.18, 2.19, 2.20, 2.21 and 9.06 to the same extent as if they were Lenders but not in excess of those cost protections to which the Lender from which it purchased its participation would be entitled to under Sections 2.18, 2.19, 2.20, 2.21 and 9.06 and (iv) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender (and shall not be required to deal with any participating bank or other entity, notwithstanding any other provision contained herein) in connection with such Lender’s rights and

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obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder to such Lender, increasing the Commitment of such Lender or decreasing the amount of principal of or the rate at which interest is payable on the Loans of such Lender, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans of such Lender).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information. It is understood that confidential information relating to the Borrower would not ordinarily be provided in connection with assignments or participations of Competitive Bid Loans.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including in favor of the Federal Reserve Bank; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder.

(i) Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Competitive Bid Loans on behalf of such Designating Lender subject to the terms of this Section 9.04(i), and the provisions in 9.04(b) and (f) shall not apply to such designation. No Lender may designate more than one (1) Designated Bank. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) if requested by the Designated Bank, the Borrower shall execute and deliver to the Designated Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Competitive Bid Loans on behalf of its Designating Lender pursuant to Section 2.04 after the Borrower has accepted a Competitive Bid Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrower by the Designated Bank. Each Designating Lender shall serve as the Administrative Agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as Administrative Agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank. The Borrower, the Administrative Agent and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same. No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

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(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender, the Issuing Lenders and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, Swingline Loans and L/C Obligations in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(k) Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s promissory note, the Borrower will execute and deliver, in lieu of such original promissory note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the promissory note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement promissory note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated promissory note shall be deemed references to the replacement promissory note.

(l) In the event WFB ceases to be a Lender hereunder (other than in the capacity as Swingline Lender) as a result of the operation of Section 2.16(c), Section 2.26 or otherwise, WFB shall resign as Swingline Lender effective upon the date upon WFB ceases to be a Lender hereunder (other than in the capacity as Swingline Lender) (such date, the “Swingline Resignation Date”). It shall be the responsibility of the Borrower and the Administrative Agent to appoint a successor to the Swingline Lender which successor shall accept by assignment all duties and obligations of the Swingline Lender. If no such successor shall have been so appointed by the Swingline Resignation Date, then, whether or not a successor has been appointed, such resignation shall nevertheless become effective and the Borrower and the Lenders shall repay in full all obligations owing to the Swingline Lender hereunder or under any other Loan Document as of such Swingline Resignation Date, the Swingline Commitment of WFB shall be terminated and WFB will have no further obligations or duties in its capacity as Swingline Lender hereunder.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (i) incurred by each of the Administrative Agent, the Arrangers and their Affiliates in connection with the preparation of this Agreement and the other Loan Documents delivered on the Closing Date and the syndication of the facilities provided for herein (whether or not the transactions hereby contemplated shall be consummated), (ii) incurred by the Administrative Agent in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions thereby contemplated shall be consummated), including without limitation, all costs related to electronic or internet distribution of information hereunder, (iii) incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder or (iv) incurred by the Administrative Agent, any Issuing Lender or any Lender in connection with the enforcement or protection of their rights (as such rights may relate to the Borrower or any Restricted Subsidiary) in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, in each case including the reasonable and documented out-of-pocket fees and disbursements of the Administrative Agent, and, in connection with any “work-out” or any enforcement or protection of the rights of the Lenders, the Issuing Lenders or the Administrative Agent hereunder, any other counsel for the

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Administrative Agent and counsel for any Lender; provided, however, that in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, the Borrower shall not be liable for the fees and expenses of more than one counsel to the Administrative Agent (along with one local counsel in each applicable jurisdiction) and one separate counsel to the Lenders (along with one local counsel in each applicable jurisdiction), unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than one additional counsel to the affected parties (along with one additional local counsel in each applicable jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, the Swingline Lender, each Lender, each Issuing Lender, each Arranger, each Joint Book-Running Manager, each Co-Syndication Agent, each Co-Documentation Agent and their respective affiliates and the respective directors, officers, employees and agents of each of the foregoing (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, actions or causes of action brought by a third party, settlement payments and related expenses, including reasonable and documented out-of-pocket counsel fees and expenses, incurred, suffered, sustained or required to be paid by or asserted against any Indemnitee by reason of or resulting from or in connection with any claim, litigation, investigation or proceeding (regardless of whether any Indemnitee is a party thereto) in any way related to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or (2) the breach in bad faith by such Indemnitee of such Indemnitee’s obligations under any Loan Document, (y) arise out of any claim or action that does not involve an act or omission of the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (other than any claim or action against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, Swingline Lender, Issuing Lender or Arranger under the Facility) or (z) constitute amounts in respect of Excluded Taxes other than taxes arising from any non-tax claim. In the case of any claim, litigation, investigation or proceeding to which the indemnity in this Section 9.05(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or any Indemnitee (subject to the proviso in the preceding sentence), whether or not any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Person shall notify the Borrower of such complaint or of the commencement of such action or proceeding, but failure so to notify the Borrower will relieve the Borrower from any liability which the Borrower may have hereunder only if and to the extent that such failure results in the forfeiture by the Borrower of substantial rights and defenses, and shall not in any event relieve the Borrower from any other obligation or liability that the Borrower may have to any Indemnitee otherwise than under this Agreement. If the Borrower so elects or is requested by such Indemnitee, the Borrower shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendant in, or targets of, any such action or proceeding include both the Indemnitee and the Borrower, and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Borrower or if the Borrower fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee, in either case in a timely manner, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower shall pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Borrower assumes, the Indemnitee shall

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have the right to participate in such litigation and to retain its own counsel at the Indemnitee’s own expense. The Borrower further agrees that it shall not, without the prior written consent of the Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not an Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes (i) an unconditional release of each Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding or (ii) a covenant not to sue each Indemnitee, or another similar alternative which is consented to by each Indemnitee party to such claim, action, suit or proceeding, which covenant not to sue or other approved alternative has the effect of an unconditional release of each Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding.

(c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Arranger or any Lender. All amounts due under this Section 9.05 shall be payable upon written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts) at any time held and other indebtedness at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations held by such Lender, such Issuing Lender, the Swingline Lender or any of their respective Affiliates which are then due and owing, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender, each Issuing Lender and the Swingline Lender agree to promptly notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, such Issuing Lender or the Swingline Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, each Issuing Lender and the Swingline Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Lender or the Swingline Lender may have (it being assumed for purposes of this Section 9.06 that such Lender or Issuing Lender shall convert any amount so setoff into the relevant Currency on the date of such setoff). Notwithstanding the foregoing, if any Defaulting Lender or any Affiliate thereof exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.28(b) and, pending such payment, will be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, the Issuing Lenders and the Lenders and (y) the Defaulting Lender or its Affiliate will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which it exercised such right of setoff.

SECTION 9.07 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are

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not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided, however, that (subject to Section 2.29 in the case of Permitted Amendments) no such agreement shall (i) other than as provided in Section 2.18(a) or Section 2.33, decrease the principal amount of, or extend (other than as contemplated in Section 2.17) the maturity of or any scheduled principal payment date or date for the payment of any interest on, any Loan or Reimbursement Obligation or fees, or waive or excuse any such payment or any part thereof, or decrease any fees or the rate of interest on any Loan or Reimbursement Obligation (other than (A) the application of the default rate under Section 2.10(c) to any interest or fees arising in connection with the occurrence of an Event of Default, (B) the fee described in Section 9.04(b) or (C) amendments to Section 6.11 or the defined terms related to Section 6.11 which shall only require the consent of the Required Lenders), without, in each case, the prior written consent of each Lender affected thereby, (ii) increase any Commitment without the prior written consent of the Lender holding such Commitment (including pursuant to Section 2.24, if applicable) (it being understood that a waiver of any Default or Event of Default shall not constitute such an increase), (iii) release the Borrower from its obligations under the Loan Documents without the written consent of each Lender, or (iv) amend or modify the provisions of Section 2.12(c), Section 2.13, Section 2.14, the provisions of this Section 9.08(b), the definition of the “Required Lenders”, any other provision of this Agreement that expressly provides that the consent of all Lenders is required or any other provisions affecting the order of application of payments hereunder or requiring payment or commitment reductions to be made for the ratable account of the Lenders, without, in each case, the prior written consent of each affected Lender; provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender hereunder (or any Letter of Credit Document relating to any Letter of Credit issued or to be issued by any Issuing Lender) without the prior written consent of the Administrative Agent, such Issuing Lender or such Swingline Lender, as applicable and (y) each Letter of Credit Document and each cash collateral agreement or other document entered into in connection with an Extended Letter of Credit may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document, cash collateral agreement or other document, as the case may be, shall be promptly delivered to the Administrative Agent upon such amendment or waiver. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (i) subject such Designated Bank to any additional obligations, (ii) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (iii) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Designated Bank Note made payable to the Designated Bank

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(d) Anything herein to the contrary notwithstanding, but subject to Section 2.18(a) and Section 2.33, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between a provision of this Agreement and/or a provision of the other Loan Documents, the Administrative Agent and the Borrower shall be permitted to amend such provision to cure such ambiguity, omission, mistake, defect or inconsistency, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the Required Lenders do not provide the Administrative Agent with written notice of objection to such amendment within ten Business Days following receipt of notice thereof.

(e) Notwithstanding anything to the contrary in this Section 9.08, the Administrative Agent and the Borrower may, without the consent of any Lender, (x) enter into amendments or modifications to this Agreement or any of the other Loan Documents, (y) enter into additional Loan Documents, in each case, as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.33 in accordance with the terms of Section 2.33 or (z) enter into (1) security agreements pursuant to which the Borrower and/or any of its Subsidiaries grant Liens on any Principal Property or the Capital Stock of any Principal Property Subsidiary in favor of the Administrative Agent on behalf of the Lenders and (2) any customary pari pasu intercreditor agreement with the trustee or any collateral agent under the Indenture in connection with the immediately preceding clause (1) to address the relative priorities and rights with respect to such collateral, which, in case of this clause (z), the Lenders hereby authorize and approve, including any actions taken by the Administrative Agent in connection therewith.

SECTION 9.09 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.10 Waiver of Jury Trial; Consequential and Punitive Damages. Each party hereto hereby waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents and (b) any claims for punitive damages (to the extent such claims arise from the use of proceeds of the Loans or Letters of Credit for the purpose of acquisitions). Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10. Further, the Borrower hereby agrees not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans or any Letter of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 9.11 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 9.12 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email (with the executed counterpart of the signature page attached to the email in PDF format or similar format) shall be effective as delivery of an original executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender or Issuing Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 9.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14 Jurisdiction; Consent to Service of Process; Judgment Currency.

(a) Each of the Company (and each Designated Borrower, by its acceptance of the proceeds of the Loan(s) or other extensions of credit hereunder made to it), the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County and City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto and each Designated Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto and each Designated Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender or Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

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(b) Each of the Company, each Designated Borrower, the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto and each Designated Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower, each Designated Borrower and each other party hereto consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one Currency into another Currency, the parties hereto and each Designated Borrower agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first Currency could be purchased in New York City with such other Currency by the Person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(e) The parties hereto and each Designated Borrower agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any Currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided in Section 2.06(a) (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, in any Currency other than the relevant Currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant Currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant Currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant Currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

SECTION 9.15 Confidentiality. Unless otherwise agreed to in writing by the Borrower, each of the Administrative Agent, the Lenders and the Issuing Lenders hereby agrees to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Administrative Agent’s, such Lender’s, such Issuing Lender’s and their respective Affiliates’ directors, officers, employees, Affiliates, attorneys, accountants, consultants, vendors and agents and to actual or potential assignees and participants (subject to Section 9.04(g) in the case of disclosure to actual or potential assignees and participants) and actual or potential counterparties (or advisors) to any swap or derivatives transaction, and then, in each case, only to such Persons who need to know such Proprietary Information in connection with the transactions contemplated hereby, if they are informed of the confidential nature of such Proprietary Information and directed to observe the confidentiality obligations of this paragraph as if they were parties hereto; provided, however, that the Administrative Agent or any Lender or Issuing Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process (in which case, such disclosing party shall, to the extent permitted by law, inform the Borrower promptly in advance thereof), (b) as requested or required by any state or Federal or foreign authority or examiner regulating banks or banking, (c) subject to appropriate confidentiality protections for the benefit of the

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Borrower, in any legal proceedings between the Administrative Agent or such Lender or Issuing Lender and the Borrower arising out of this Agreement, (d) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of their Affiliates which has been furnished by or on behalf of the Borrower or any of its Affiliates, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information which (w) is independently developed by a Lender, Issuing Lender or its respective Affiliate, (x) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender or Issuing Lender not permitted by this Agreement, (y) was obtained or otherwise became available to the Administrative Agent or any Lender or Issuing Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender or Issuing Lender by the Borrower or any of its Affiliates or (z) becomes available to the Administrative Agent or any Lender or Issuing Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Administrative Agent or such Lender or Issuing Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Administrative Agent or such Lender. In addition, the Administrative Agent and the Lenders and Issuing Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and the Issuing Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Notwithstanding any other provision in this Agreement or any other Loan Document to the contrary, (x) the parties hereby agree that each party (and each employee, representative, or other agent of each party) may each disclose to any and all persons, without limitation of any kind, the United States tax treatment and United States tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such United States tax treatment and United States tax structure and (y) the Administrative Agent may disclose the identity of any Defaulting Lender to the other Lenders and Issuing Lenders and the Borrower if requested by any Lender, Issuing Lender or the Borrower.

SECTION 9.16 Rights and Remedies Cumulative; Non-Waiver; etc.. The enumeration of the rights and remedies of the Administrative Agent, the Lenders and Issuing Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent, the Lenders and the Issuing Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender or Issuing Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent, the Lenders and Issuing Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.17 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company and each Designated Borrower, which information includes the name and address of the Company and each Designated Borrower and other information that will allow the Administrative Agent and each such Lender to identify the Company and each Designated Borrower in accordance with the PATRIOT Act.

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SECTION 9.18 No Fiduciary Duties. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower agrees that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions. The Borrower agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower acknowledges that the Administrative Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Borrower may regard as conflicting with its interests and may possess information (whether or not material to the Borrower) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder or (y) the Lenders acting as lenders hereunder, that the Administrative Agent or any such Lender may not be entitled to share with the Borrower. Without prejudice to the foregoing, the Borrower agrees that the Administrative Agent, the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lenders were not Lenders, and without any duty to account therefor to the Borrower. The Borrower hereby irrevocably waives, in favor of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders and the Arrangers, any conflict of interest which may arise by virtue of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Arrangers and/or the Lenders acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, any Arranger or any Lender as described in this Section 9.18.

SECTION 9.19 No Bankruptcy Proceedings. Each of the Company, each Designated Borrower, the Administrative Agent, and each Lender hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Maturity Date.

SECTION 9.20 Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto and each Designated Borrower acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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SECTION 9.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, ‘QFC Credit Support’ and each such QFC a ‘Supported QFC’), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the ‘U.S. Special Resolution Regimes’) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a ‘Covered Party’) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.21, the following terms have the following meanings:

(i) ‘BHC Act Affiliate’ of a party means an ‘affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

(ii) ‘Covered Entity’ means any of the following:

(A) a ‘covered entity’ as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a ‘covered bank’ as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a ‘covered FSI’ as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) ‘Default Right’ has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) ‘QFC’ has the meaning assigned to the term ‘qualified financial contract’ in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

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ARTICLE X

GUARANTEE

SECTION 10.01 Guarantee. The Company hereby guarantees to each Lender, each Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and Obligations of the Designated Borrowers to any Lender, any Issuing Lender the Administrative Agent or any Indemnitee arising under this Agreement or any other Loan Document in respect of any Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Company hereby further agrees that if any Designated Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02 Obligations Unconditional.

(a) The obligations of the Company under this Article X are unconditional and irrevocable irrespective of (i) the value, genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations or any covenants in respect thereof or any security therefor, (iii) any extension of time for performance or waiver of performance of any covenant of any Designated Borrower or any failure or omission to enforce any right with regard to any of the Guaranteed Obligations, (iv) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (v) any other circumstance with regard to any of the Guaranteed Obligations which may or might in any manner constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.

(b) The Company hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that the Administrative Agent or any Lender or Issuing Lender exhaust any right, power or remedy or proceed against any Designated Borrower hereunder or under the Designation Letter of such Designated Borrower or any Note of such Designated Borrower or any other guarantor of or any security for any of the Guaranteed Obligations

SECTION 10.03 Reinstatement. The guarantee in this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Designated Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise

SECTION 10.04 Subrogation. Until the termination of the Commitments and the payment in full of the principal of and interest on the Loans and all other amounts payable to the Administrative Agent or any Lender or Issuing Lender hereunder, the Company hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article X.

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SECTION 10.05 Remedies. The Company agrees that, as between the Company on the one hand and the Lenders, the Issuing Lenders and the Administrative Agent on the other hand, the obligations of any Designated Borrower guaranteed under this Agreement may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Designated Borrower or otherwise) preventing such declaration as against such Designated Borrower and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Designated Borrower) shall forthwith become due and payable by the Company for purposes of said Section 10.01.

SECTION 10.06 Continuing Guarantee. The guarantee in this Article X is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Scott E. Oaksmith
	Name:	Scott E. Oaksmith
	Title:	Chief Financial Officer

[Signature Pages Continue]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Tim Favinger
	Name:	Tim Favinger
	Title:	Director

[Signature Pages Continue]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, Swingline Lender and an Issuing Lender

By:	/s/ Tim Favinger
	Name:	Tim Favinger
	Title:	Director

[Signature Pages Continue]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Roger C. Davis
	Name:	Roger C. Davis
	Title:	Senior Vice President

[Signature Pages Continue]

TRUIST BANK, as a Lender

By:	/s/ Lisa Garling
	Name:	Lisa Garling
	Title:	Director

[Signature Pages Continue]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Oscar M. Trejo
	Name:	Oscar M. Trejo
	Title:	Vice President

[Signature Pages End]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Day
	Name:	Michael Day
	Title:	Vice President

[Signature Pages End]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

[Signature Pages End]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
	Name:	Jonathan Dworkin
	Title:	Authorized Signatory

[Signature Pages End]

JPMORGAN CHASE BANK, N.A., as a Lender and an Issuing Lender

By:	/s/ Nadeige Dang
	Name:	Nadeige Dang
	Title:	Executive Director

[Signature Pages End]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ryan Sonkin
	Name:	Ryan Sonkin
	Title:	Associate

[Signature Pages End]